Exhibit 10.14

CONFORMED COPY

Loan Agreement

Dated December 3, 2018

between

TAKEDA PHARMACEUTICAL COMPANY LIMITED

and

JAPAN BANK FOR INTERNATIONAL COOPERATION

THIS AGREEMENT is dated the 3rd day of December, 2018

BETWEEN

TAKEDA PHARMACEUTICAL COMPANY LIMITED, a corporation duly incorporated and existing under the Laws of the Borrower’s Country having its principal office at 1-1, Doshomachi 4-chome, Chuo-ku, Osaka, Japan (the “Borrower”);

AND

JAPAN BANK FOR INTERNATIONAL COOPERATION (with its successors, “JBIC”).

WHEREAS:

(A)

The Borrower intends to directly or indirectly acquire (the “Target Acquisition”) pursuant to the Offer Documents or Scheme Documents, as applicable (each as defined below) all of the outstanding shares of the Target which are subject to the Takeover Offer or Scheme (as the case may be), which acquisition will be effected pursuant to a Takeover Offer or Scheme (each as defined below).

(B)

In connection with the Target Acquisition, the Borrower has requested that JBIC extend credit to the Borrower in the form of term loans in an aggregate principal amount not to exceed three billion seven hundred million U.S. Dollars (US$3,700,000,000) with the proceeds to be applied towards the Certain Funds Purposes.

(C)	JBIC has agreed as to extend a loan facility for the Target Acquisition to the Borrower on the terms and conditions hereinafter set forth.

IT IS AGREED as follows:

1.	Definitions

Capitalized terms used in this Agreement have, unless the context otherwise requires, the meanings assigned to them in Attachment 2 (Definitions).

2.	Facility and Currency

2.1	Facility

JBIC hereby agrees to make available to the Borrower, on and subject to the terms and conditions of this Agreement, a loan facility in U.S. Dollars in an aggregate amount not exceeding three billion seven hundred million U.S. Dollars (US$ 3,700,000,000) (the “Facility”).

2.2	Currency

The currency in which the Disbursement and all payments hereunder (other than any payment pursuant to Clause 8.2 (Other Payment Obligations)) shall be made is U.S. Dollars (the “Eligible Currency”) (the Eligible Currency and the Relevant Currency collectively being referred to as the “Specified Currency”).

3.	Use of Proceeds

The entire proceeds disbursed by JBIC hereunder shall be applied by the Borrower solely towards Certain Funds Purposes.

4.	Conditions Precedent and Disbursement

4.1	Conditions Precedent Documents

No Disbursement shall be made unless and until JBIC issues a notice to the Borrower that JBIC has received all of the Conditions Precedent Documents provided in Attachment 3 Part 1 (Condition Precedent Documents) in form and substance reasonably satisfactory to JBIC (the “Documents Receipt”). JBIC shall issue the Documents Receipt to the Borrower promptly after the date on which JBIC receives them.

4.2	Further Conditions to Disbursement

(a)	JBIC may refuse to make the Disbursement if any of the conditions precedent in Attachment 3 Part 2 (Further Conditions Precedent) is not satisfied or fulfilled as of the date of the Disbursement.

(b)

During the Certain Funds Period and notwithstanding any other provision to the contrary in the Loan Documents, JBIC shall not, unless a Certain Funds Default has occurred and is continuing or would result from a proposed borrowing or a Certain Funds Representation remains incorrect or, if a Certain Funds Representation does not include a materiality concept, incorrect in any material respect, be entitled to:

(i)	cancel the Facility or any of its Commitments;

(ii)

rescind, terminate or cancel the Loan Documents or the Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit (A) the making of the Disbursement for Certain Funds Purposes; or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;

(iii)

refuse to make the Disbursement for Certain Funds Purposes unless the conditions set out in Attachment 3 Part 1 (Condition Precedent Documents) or Attachment 3 Part 2 (Further Conditions Precedent) have not been satisfied;

(iv)

exercise any right of set-off or counterclaim in respect of the Disbursement to the extent to do so would prevent or limit (A) the making of the Disbursement for Certain Funds Purposes; or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes; or

(v)

cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent or limit (A) the making of the Disbursement for Certain Funds Purposes; or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to JBIC notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.3	Disbursement

The Disbursement shall be made:

(a)	in a single disbursement;

(b)	during the Certain Funds Period;

(c)	subject to the terms and conditions hereof; and

(d)	in accordance with the Disbursement Procedures set forth in Attachment 4 (Disbursement Procedure).

The date on which the Disbursement is made shall be the “Disbursement Date”. JBIC shall notify the Borrower of the Disbursement Date as soon as practicable upon its occurrence and such notice shall be conclusive and binding.

4.4	Disbursement and Facility

The amount of the Disbursement shall at no time exceed the Facility.

4.5	Termination of Commitment

Unless previously terminated, any Commitments still undrawn shall terminate in full at 5:00 p.m. (Tokyo time) on the earlier of (i) the date on which all of the Certain Funds Purposes have been achieved without the making of the Disbursement, (ii) the date on which the Certain Funds Period terminates and (iii) the Disbursement Date.

5.	Repayment

5.1	Repayment of Loan

(a)	The aggregate principal amount disbursed to the Borrower hereunder, and from time to time outstanding, shall be referred to as the “Loan.”

(b)

In accordance with the Amortization Schedule provided in Attachment 5 (Planned Amortization Schedule) (the “Planned Amortization Schedule”), the Borrower shall repay the Loan to JBIC in full in one single instalment on December 11th 2025 (the “Repayment Date”), provided that if the said date is not a Business day, the payment shall be made on the following Business Day.

5.2	Arrangement of the Amortization Schedule

(a)	After the Disbursement Date, JBIC will prepare and deliver to the Borrower a notice together with the Amortization Schedule (the “Amortization Notice”).

(b)

After JBIC has issued the Amortization Notice, if any amendment of the Amortization Schedule shall be made under this Agreement, JBIC will prepare and deliver to the Borrower a notice together with the revised Amortization Schedule.

(c)	Such Amortization Schedule delivered by JBIC in Paragraph (a) or (b) shall be conclusive in the absence of manifest error.

6.	Interest and Overdue Payment

6.1	Interest

6.1.1	Interest

Interest on the Loan for each Interest Period (the “Interest”) shall:

(a)	accrue at the Interest Rate; and

(b)	be payable in arrears for each Interest Period on each Interest Payment Date.

6.1.2	Rate of Interest

(a)	The Interest Rate shall be the Floating Rate plus the Margin (the “Interest Rate”).

(b)	The Margin shall be zero point six percent (0.6%) per annum (the “Margin”).

6.1.3	Interest Payment Date

(a)	The Interest Payment Dates shall be June 11th and December 11th in each year (each an “Interest Payment Date”).

(b)	If any Interest Payment Date would otherwise fall on a day which is not a Business Day, such Interest Payment Date shall be the immediately succeeding Business Day.

6.1.4	Interest Period

The Interest Period shall be the period (x) from and including:

(a)	(in the case of the initial payment of interest with regard to the Disbursement) the day on which the Disbursement is made under this Agreement; or

(b)	(after such initial payment of interest) the immediately preceding Interest Payment Date,

and (y) up to and excluding the Interest Payment Date (the “Interest Period”).

6.2	Overdue Interest

6.2.1	Overdue Interest

(a)

If the Borrower fails to pay any principal or interest payable under this Agreement on its due date (such overdue amount being the “Overdue Amount”), the Borrower shall pay JBIC on demand, to the extent permitted by applicable Law, overdue interest on such Overdue Amount (the “Overdue Interest”).

(b)	The Overdue Interest shall accrue:

(i)	on a day to day basis at the Overdue Interest Rate for the Overdue Period; and

(ii)	as well after as before judgment in accordance with this Clause.

(c)

Payment of the Overdue Interest by the Borrower shall not prejudice the right of JBIC to exercise any of its other rights or claims hereunder, at law or otherwise, in particular its rights under Clause 12 (Events of Default).

6.2.2	Overdue Interest Rate

(a)	The Overdue Interest Rate shall be (x) the Floating Rate plus (y) the Margin plus (z) two percent (2.00%) per annum (the “Overdue Interest Rate”).

(b)	Such Overdue Interest Rate shall be:

(i)	initially determined on the due date of the relevant Overdue Amount; and

(ii)	as long as such relevant Overdue Amount is outstanding, revised on the same calendar day as the Interest Payment Date (the “Revision Date”).

(c)

Upon request by the Borrower, JBIC will promptly notify the Borrower of the Overdue Interest Rate; provided that the Borrower’s obligation to pay such Overdue Interest shall not be conditional upon notification of the relevant rate to the Borrower and such determination by JBIC shall be conclusive in the absence of manifest error.

6.2.3	Overdue Period

The Overdue Period shall be the period (x) from and including the due date of such Overdue Amount (y) up to and excluding the date of actual receipt thereof by JBIC (the “Overdue Period”).

6.3	Basis of Calculation

(a)

Any Interest or Overdue Interest in this Clause shall accrue on the basis of a year of 360 days and in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable. Each determination by JBIC of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

(b)	Fractional sums of less than one-hundredth (1/100) of one U.S. Dollar (US $0.01) shall be disregarded

7.	Prepayment

7.1	Voluntary Prepayment

With effect from the date after the first (1st) anniversary of the Disbursement, upon not less than ninety (90) days’ prior irrevocable notice in writing to JBIC, the Borrower may prepay all or any part of the Loan each which has been outstanding for a period of at least one year, (x) on a Interest Payment Date or (y) on any other date otherwise approved by JBIC in writing provided that the Borrower shall pay:

(a)	amount of the prepaid principal together with all interest accrued thereon and all other amounts payable hereunder on the date of such prepayment; and

(b)	a prepayment premium of one half of one per cent (0.5%) of the amount of such prepaid principal.

7.2	Mandatory Prepayment

(a)	Each of the following events is a Mandatory Prepayment Event:

(i)	any change in applicable Law or in the interpretation thereof shall make it unlawful for JBIC:

(A)	to give effect to or perform its obligations hereunder; or

(B)	to maintain its Loan or other amounts outstanding hereunder; or

(ii)	the Borrower is, in the reasonable judgment of JBIC, in breach of Clause 10.3 (Environmental and Social Conditions).

(b)	On the occurrence of any Mandatory Prepayment Event, JBIC may (subject to Clause 4.2(b)(Further Conditions to Disbursement)), by notice in writing to the Borrower:

(i)	suspend the Disbursement; and/or

(ii)	cancel the Unutilized Amount of the Facility; and/or

(iii)	demand the Borrower to prepay the Loan, together with all interest accrued thereon and all other amounts then payable hereunder (but without any premium).

provided, however, that notice to demand the Borrower’s prepayment of the Loan in accordance with item (iii) above shall be issued to the Borrower not less than fifteen (15) days prior to the contemplated prepayment date of the Loan.

7.3	Fixed Date of Prepayment

Once the date for any prepayment in this Clause has been fixed by notice provided in Clauses 7.1 (Voluntary Prepayment) and 7.2 (Mandatory Prepayment), respectively, such date shall be deemed as the due date for the amounts to be paid.

7.4	Application of Prepaid Amount

The prepaid principal hereunder shall be applied to the repayment installment of the Loan in the inverse order of their maturity provided in the Amortization Schedule.

7.5	Amounts Prepaid

Amounts prepaid pursuant hereto shall not be reborrowed.

8.	Manner of Payment and Other Payment Obligations

8.1	Manner of Payment and Account of JBIC

8.1.1	Manner of Payment

(a)	All payments to be made by the Borrower under this Agreement shall be made:

(i)	in the Specified Currency in accordance with Clause 2.2 (Currency);

(ii)	free and clear of any set-off or counterclaim, or any Tax; and

(iii)	in immediately available funds to the JBIC’s Account not later than 11:00 a.m., Tokyo time, on the due date for payment thereof.

(b)

Any such payment made on such due date but after 11:00 a.m., Tokyo time, shall be deemed to have been made on the immediately succeeding Business Day and the Overdue Interest shall accrue in accordance with provisions hereunder.

8.1.2	Account of JBIC

The JBIC’s Account is the bank account in Tokyo designated by JBIC in writing on or about the date of this Agreement.

8.2	Other Payment Obligations

(a)	The Borrower shall pay or cause to be paid or shall indemnify JBIC against:

(i)	the costs and expenses for obtaining and delivering the opinion(s), and any other documents and evidence submitted as the Conditions Precedent Documents;

(ii)

any Tax (regardless of deduction or withholding of Tax) and other public charge in connection with the entry into, performance or enforcement of this Agreement (namely, if the Borrower is required to make a payment to JBIC under this Agreement subject to the deduction or withholding of Tax, the sum payable by the Borrower to JBIC shall be increased to the extent necessary to ensure that JBIC receives and retains a net sum equal to the sum which it would have received and retained had no such deduction or withholding been required);

(iii)	any banking charges or fees incurred in connection with the Disbursement or any payment to JBIC (including any prepayment) under this Agreement; and

(iv)	all losses, liabilities, reasonable costs and expenses (including reasonable legal fees) incurred in contemplation of, or in connection with:

(A)

the negotiation, preparation, execution, delivery, administration and implementation of this Agreement and any amendment to, waiver of or consent under this Agreement, or any prepayment at the request of or as a result of a material change in the circumstances of the Borrower; and

(B)	the occurrence of a Default or the enforcement of, or the preservation or perfection of any right of JBIC under this Agreement,

and JBIC shall provide to the Borrower a reasonably detailed statement of the expenses referred to above.

(b)

Without prejudice to the provisions of this Clause above, even if any amount to be paid by the Borrower to any Person other than JBIC under Paragraph (a) includes any Tax, the Borrower shall pay such amount in full, to the extent permitted by applicable Law.

(c)

All amounts payable by the Borrower under this Clause shall be paid in the currency in which any tax, duty, penalty, fee, expense, charge, interest, loss, cost or liability is denominated or, if JBIC so requests, the amount of the same in any other currency at the current rate of exchange specified by JBIC (such denominated currency and other currency, collectively being referred to as the “Relevant Currency”).

8.3	Different Currency Receipt

(a)	If:

(i)	JBIC’s receipt of any amount, tender or recovery (whether pursuant to any judgment or otherwise) is expressed, paid or made in any currency other than the Specified Currency; and

(ii)	such receipt falls short of the full amount in such Specified Currency when converted by JBIC in their usual foreign exchange practices,

the obligation of the Borrower under this Agreement shall not be discharged or satisfied by such receipt to the extent of such sum falling short (the “Short Value”).

(b)

The Borrower shall indemnify JBIC against the amount of the Short Value (as a primary obligation enforceable as an alternative or additional cause of action for the purpose of recovery in such Specified Currency), and such indemnity shall not be affected by any judgment obtained for any other sum due under this Agreement.

8.4	Insufficient Payment

If the amount of any payment made by the Borrower is less than the total amount due and payable as of the date on which such payment is actually made, then:

(a)	the Borrower shall be deemed to have waived any right which it may have to make any appropriation hereof; and

(b)

JBIC may apply and appropriate the payment so made in or towards the satisfaction of any or all of the amounts which are due or overdue for payment on such day in the order decided upon by JBIC in its sole discretion.

9.	Representations and Warranties

9.1	Representations and Warranties

(a)	The Borrower represents and warrants in this Clause for the benefit of JBIC.

(b)	The Borrower acknowledges that JBIC has entered into this Agreement in reliance on the representations and warranties.

9.1.1	Status of Borrower and its Business

The Borrower is duly organized, validly existing and in good standing (to the extent that such concept exists) under the laws of its jurisdiction of organization.

9.1.2	Power and Internal Authorization

(a)

The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, and the completion of the Target Acquisition, (i) are within the Borrower’s organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) do not contravene (A) the Borrower’s charter, articles of incorporation or by-laws or other organizational documents or (B) any law or regulation binding on or affecting the Borrower or (C) any restriction binding on or affecting the Borrower and (iv) will not result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Consolidated Group (other than Liens created or required to be created pursuant to the terms hereof), except, in the case of subclauses (iii)(B), (iii)(C) and (iv), as would not be reasonably expected to have a Material Adverse Effect.

(b)	The Borrower has full power to own its assets and carry on its business as being conducted at the date of this Agreement.

9.1.3	Public Requirement

No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated hereby, and the completion of the Target Acquisition, other than (i) the Panel, as directed by the Panel pursuant to the requirements of the City Code, anti-trust regulators, as directed by anti-trust regulators, as contemplated by the Scheme Documents or (as the case may be) Takeover Offer Documents or as is obtained by the time required and (ii) the Bank of Japan with respect to post-facto filings that may be required under the Foreign Exchange Act in connection with the performance of this Agreement.

9.1.4	Form and Effect of this Agreement

This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower. This Agreement and the other Loan Documents are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except as affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

9.1.5	No Certain Funds Default

No Certain Funds Default is outstanding or would result from the execution of, the performance of, or any transaction contemplated by, this Agreement.

9.1.6	No Litigation

There is no action, suit, investigation, litigation or proceeding (including, without limitation, any Environmental Action), affecting the Consolidated Group pending or, to the knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that would reasonably be expected to be adversely determined, and if so determined, would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Consolidated Group taken as a whole (other than the litigation set forth in the Disclosure Letter).

9.1.7	Immunity

Neither the Borrower nor any of its assets has any right of immunity from suit, execution, attachment or other legal process in any legal proceedings in relation to this Agreement.

9.1.8	Environmental Review

(a)	In the ordinary course of its business, the Borrower conducts the Necessary Environmental Review.

(b)	On the basis of the Necessary Environmental Review, the Borrower has reasonably concluded that such liabilities and costs are unlikely to have any Material Adverse Effect.

9.1.9	Relevant Information

(a)

All written information (other than the Projections) concerning the Borrower, the Target and their Subsidiaries and the transactions contemplated hereby or otherwise prepared by or on behalf of the Borrower and its Subsidiaries and furnished to JBIC in connection with the negotiation of, or pursuant to the terms of, this Agreement when taken as a whole (and with respect to information regarding the Target Group, to the Borrower’s knowledge), was true and correct in all material respects as of the date when furnished by such Person to JBIC and did not, taken as a whole, when so furnished contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were made. The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or its Subsidiaries and that have been furnished by such Person to JBIC in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by such Person to be reasonable as of the date of such Projections (it being understood that actual results may vary materially from the Projections).

9.1.10	Financial Information.

The Borrower has heretofore furnished to JBIC (i) its consolidated balance sheet at March 31, 2017 and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended March 31, 2017, in each case reported on by KPMG AZSA LLC, independent public accountants and (ii) the consolidated balance sheet of the Target as December 31, 2017 and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2017. Such financial statements (to the Borrower’s knowledge with respect to the financial statements of the Target) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and the Target, as applicable, and their respective consolidated Subsidiaries as of such dates and for such periods in accordance with IFRS and GAAP, as applicable, except as may be indicated in the notes thereto and subject to year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

9.1.11	Anti-Corruption / Sanctions / Anti-Social Groups

(a)

The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Subsidiary, any of their respective directors or officers or to the knowledge of the Borrower or such Subsidiary employees, or (ii) to the best knowledge of the Borrower, any agent of the Borrower or any agent of any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(b)	No Disbursement or use of the proceeds thereof will violate any applicable Anti- Corruption Law or applicable Sanctions.

(c)

The Borrower is not classified, does not belong to nor is it associated with an Anti- Social Group, does not have an Anti-Social Relationship and has not engaged in Anti- Social Conduct, whether directly or indirectly through a third party.

9.1.12	Scheme

(a)

The Borrower has delivered to JBIC a complete and correct copy of the Scheme Documents (if and when issued) or, as the case may be, the Offer Documents (if and when issued), including all schedules and exhibits thereto. The release of the Offer Press Announcement and the posting of the Takeover Offer Documents if a Takeover Offer is pursued has been or will be, prior to their release or posting (as the case may be), duly authorized by the Borrower. Each of the material obligations of the Borrower under the Takeover Offer Documents is or will be, when entered into and delivered, the legal, valid and binding obligation of the Borrower, enforceable against such Persons in accordance with its terms in each case, except as may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

(b)

The Scheme Press Release and the Scheme Circular (in each case if and when issued) when taken as a whole: (i) except for the information that relates to the Target or the Target Group, do not (or will not if and when issued) contain (to the best of its knowledge and belief (having taken all reasonable care to ensure that such is the case)) any statements which are not in accordance with the material facts, or where appropriate, do not omit anything likely to affect the import of such information and (ii) contain all the material terms of the Scheme.

(c)

If the Target Acquisition is effected by way of Scheme, each of the Scheme Documents complies in all material respects with the Jersey Companies Law and the City Code, subject to any applicable waivers by or requirements of the Panel.

(d)	The Borrower is not an EEA Financial Institution.

9.1.13	Margin Stock

Following application of the proceeds of the Disbursement, not more than 25 percent of the value of the assets of the Borrower and of the Consolidated Group, on a Consolidated basis, subject to the provisions of Clause 11.13 (No Encumbrance) will be Margin Stock. No part of the proceeds of the Disbursement have been used or will be used for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X of the Board.

9.1.14	ERISA

(a)	No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

(b)

Neither the Borrower nor any ERISA Affiliate (i) is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan or has incurred any Withdrawal Liability that has not been satisfied in full or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or has been determined to be in “endangered” or “critical’ status (within the meaning of Section 432 of the Code or Section 305 of ERISA), and no such Multiemployer Plan is reasonably expected to be in reorganization or in “endangered” or “critical” status.

9.1.15	Environmental—operations

(i) The operations and properties of the Consolidated Group comply, and have complied for the previous three years, in all respects with all applicable Environmental Laws and Environmental Permits except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without any ongoing obligations or costs except to the extent that such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (iii) to the Borrower’s knowledge, no circumstances exist that would be reasonably expected to (A) form the basis of an Environmental Action against a member of the Consolidated Group or any of its properties that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

9.1.16	Environmental—properties

(i) None of the properties currently or formerly owned or operated by a member of the Consolidated Group is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) to the Borrower’s knowledge, there are no, and never have been any, underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned or operated by any member of the Consolidated Group or, to the Borrower’s knowledge, on any property formerly owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (iii) to the Borrower’s knowledge, there is no asbestos or asbestos-containing material on any property currently owned or operated by a member of the Consolidated Group the mitigation of which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iv) to the Borrower’s knowledge, no Hazardous Materials have been released, discharged or disposed of on any property currently or formerly owned, leased or operated by a member of the Consolidated Group for which a member of the Consolidated Group could be expected to be made liable to remediate under Environmental Law except in each case as would not have a Material Adverse Effect.

9.1.17	Environmental—investigation

No member of the Consolidated Group is undertaking either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and, to the Borrower’s knowledge, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by a member of the Consolidated Group, or any offsite locations to which a member of the Consolidated Group sent Hazardous Materials for treatment or disposal, have been disposed of in a manner that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

9.1.18	Investment Company Act

The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 (United States), as amended.

9.1.19	Pari passu

The Disbursement and all related obligations of the Borrower under this Agreement rank pari passu with all other unsecured obligations of the Borrower that are not, by their terms, expressly subordinate to the obligations of the Borrower hereunder.

9.1.20	Use of Proceeds

The proceeds of the Disbursement will be used in accordance with Clause 3 (Use of Proceeds).

9.2	Times for Making Representations

The representations and warranties set out in this Clause 9 are made by the Borrower on the date of this Agreement, and each representation or warranty is deemed to be repeated by the Borrower on and as of the date of the Disbursement, with reference to the facts then existing.

10.	General Undertakings and Environmental and Social Considerations

10.1	“Know your customer” checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower (or of a Holding Company of the Borrower) after the date of this Agreement; or

(c)	a proposed assignment or transfer by JBIC of any of its rights and obligations under this Agreement to another person,

obliges JBIC (or, in the case of paragraph (c) above, any prospective assignee or transferee) to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Criminal Proceeds Transfer Prevention Act of Japan (Law No. 22 of 2007, as amended) in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of JBIC supply, or procure the supply of, such documentation and other evidence as is reasonably requested by JBIC (for itself or on behalf of any prospective assignee or transferee) in order for the JBIC or, in the case of the event described in paragraph (c) above, any prospective assignee or transferee to carry out and be satisfied it has complied with all applicable “know your customer” and anti-money laundering rules and regulations, including the Criminal Proceeds Transfer Prevention Act of Japan (Law No. 22 of 2007, as amended) pursuant to the transactions contemplated in the Agreement.

10.2	Notifications

(a)	The Borrower shall immediately notify JBIC if it becomes aware of:

(i)	the imposition of any Law materially affecting the Borrower or the Target Acquisition; and

(ii)	any material change in the nature of the business activities of the Consolidated Group, taken as a whole.

(b)	The Borrower shall promptly notify JBIC if it becomes aware of the occurrence of:

(i)	any event or circumstance which interferes or threatens to interfere with the implementation, completion or operation of the Target Acquisition; and

(ii)	any other matter which materially affects the corporate or business activities or existence of the Consolidated Group, taken as a whole.

(c)	Immediately upon becoming aware of the occurrence of any Default, the Borrower shall notify JBIC of such Default (and the steps, if any, being taken to remedy it).

10.3	Environmental and Social Considerations

10.3.1	Due Attention

The Borrower shall pay due attention to the protection and conservation of the environment and ecology, including, but not limited to, giving due consideration to such issues as air pollution, water pollution, industrial waste treatment and ecological changes to the environment in connection with the use of the proceeds of the Loan.

10.3.2	Requirements under the JBIC Environmental Guidelines

(a)

The Borrower shall report to JBIC on measures and monitoring related to the Environmental and Social Considerations undertaken by the Borrower in connection with the Target Acquisition in accordance with instructions from JBIC. If, due to unforeseen circumstances, there is a possibility that relevant local environmental laws and standards may not be observed, the Borrower shall promptly report this to JBIC. The Borrower shall furnish to JBIC, at least once a year, a monitoring form on the Target Acquisition in accordance with instructions from JBIC.

(b)

If any problems regarding the Environmental and Social Considerations arise, the Borrower shall make efforts for discussions to be held between the Borrower and stakeholders of the Target Acquisition (including local residents and local non- governmental organizations affected by the Target Acquisition).

(c)

When the government of Ireland (including local governments) has important roles to play in terms of the Environmental and Social Considerations, the Borrower shall endeavor to enter into agreements (including arrangements or other similar form satisfactory to JBIC) with the government (and/or the project proponent).

11.	Particular Covenants

11.1	Compliance with Laws, Etc.

The Borrower will:

(a)

Comply, and cause each member of the Consolidated Group to comply, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and Environmental Laws), except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and

(b)

maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

11.2	Payment of Taxes, Etc.

Pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon a member of the Consolidated Group or upon the income, profits or property of a member of the Consolidated Group, in each case except to the extent that (i) the amount, applicability or validity thereof is being contested in good faith and by proper proceedings and with respect to which reserves in conformity with applicable accounting standards have been provided or (ii) the failure to pay such taxes, assessments and charges, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

11.3	Maintenance of Insurance

Except where the failure to do so would reasonably be expected to result in a Material Adverse Effect, maintain, and cause each member of the Consolidated Group to maintain, insurance with responsible and reputable insurance companies or associations (or pursuant to self- insurance arrangements) in such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgement of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any member of the Consolidated Group operates.

11.4	Preservation of Existence, Etc.

Do, or cause to be done, all things necessary to preserve and keep in full force and effect its (i) existence and (ii) rights (charter and statutory) and franchises; provided, however, that the Borrower may consummate any merger or consolidation permitted under Clause 11.15(b); and provided further that the Borrower shall not be required to preserve any such right or franchise if the management of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to JBIC.

11.5	Visitation Rights

At any reasonable time and from time to time during normal business hours (but not more than once annually if no Default has occurred and is continuing), upon no less than ten (10) days’ prior notice to the Borrower, permit JBIC, or any agents or representatives thereof coordinated through JBIC, to examine and make copies of and abstracts from the records and books of account, and visit the properties, of the Consolidated Group, and to discuss the affairs, finances and accounts of the Consolidated Group with any of the members of the senior treasury staff of the Borrower.

11.6	Keeping of Books

Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Consolidated Group sufficient to permit the preparation of financial statements in accordance with IFRS.

11.7	Maintenance of Properties, Etc.

Cause all of its properties that are used or useful in the conduct of its business or the business of any member of the Consolidated Group to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

11.8	Reporting Requirements.

(a)	Furnish to JBIC:

(i)

as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of income and cash flows of the Consolidated Group for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the Chief Financial Officer or the Treasurer of the Borrower as having been prepared in accordance with IFRS (subject to the absence of footnotes and year end audit adjustments);

(ii)

as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of income and cash flows of the Consolidated Group for such fiscal year, in each case accompanied by an unqualified opinion or an opinion reasonably acceptable to JBIC by any independent public accountants of recognized national standing;

(iii)

simultaneously with each delivery of the financial statements referred to in Subclauses (a)(i) and (a)(ii) of this Clause 11.8, a certificate of the Chief Executive Officer, Chief Financial Officer or the Treasurer of the Borrower in substantially the form of Attachment 6 (Form of Compliance Certificate) hereto certifying that no Default or Event of Default has occurred and is continuing (or if such event has occurred and is continuing the actions being taken by the Borrower to cure such Default or Event of Default), including, if such covenant is tested at such time, setting forth in reasonable detail the calculations necessary to demonstrate compliance with Clause 11.17(Financial Covenants);

(iv)

as soon as possible and in any event within five (5) days after any Responsible Officer of the Borrower shall have obtained knowledge of the occurrence of each Default continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(v)

promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its security holders, in their capacity as such, and copies of all reports and registration statements that members of the Consolidated Group file with the Prime Minister of Japan through the Financial Services Agency of Japan, the Securities and Exchange Commission or any national securities exchange;

(vi)

promptly after a Responsible Officer of the Borrower obtains knowledge of the commencement thereof, notice of all actions, suits, investigations, litigations and proceedings before any court, governmental agency or arbitrator that would reasonably be expected to be adversely determined, and if so determined, would reasonably be expected to have a Material Adverse Effect subject, in each case, to any confidentiality, legal or regulatory restrictions relating to the supply of such information; and

(vii)	such other information respecting the Consolidated Group as JBIC may from time to time reasonably request.

(b)

The Borrower shall be deemed to have delivered the financial statements and other information referred to in paragraphs (i), (ii) and (v) above when such financial statements and other information have been posted on the Borrower’s internet website or the website of the Financial Services Agency of Japan, the Securities and Exchange Commission or any national securities exchange (in each case, to the extent such website is accessible by the JBIC without charge) and the Borrower has notified JBIC by electronic mail of such posting. If JBIC requests hard copies of such financial statements and other information, the Borrower shall furnish these to JBIC provided that no request shall affect that delivery has deemed to occur in accordance with the immediately preceding sentence.

11.9	Conduct of the Scheme

To the extent applicable, the Borrower shall or it shall procure that the applicable members of the Consolidated Group shall:

(a)

provide evidence that a Scheme Circular is issued and dispatched as soon as is reasonably practicable and in any event within 28 days (or such longer period as may be agreed with the Panel) after the issuance of the Original Scheme Press Release unless, during that period the Borrower has elected to convert the Target Acquisition from a Scheme to a Takeover Offer, in which case the Takeover Offer Document shall be issued and dispatched as soon as reasonably practicable and in any event within 28 days (or such longer period as may be agreed with the Panel) after the issuance of the Offer Press Announcement;

(b)

comply in all material respects with the City Code (subject to any waivers or dispensations granted by the Panel or the Court) and all other applicable laws and regulations in relation to the Takeover Offer or Scheme;

(c)

except as consented to by JBIC in writing (such consent not to be unreasonably withheld, delayed or conditioned) and save to the extent that following the issue of a Scheme Press Release or an Offer Press Announcement the Borrower elects to proceed with the Target Acquisition by way of a Takeover Offer or Scheme respectively, ensure that (i) if the Target Acquisition is effected by way of a Scheme, the Scheme Circular corresponds in all material respects to the terms and conditions of the Scheme as contained in the Scheme Press Release to which it relates or (ii) if the Target Acquisition is effected by way of a Takeover Offer, the Takeover Offer Document corresponds in all material respects to the terms and conditions of the Takeover Offer as contained in the corresponding Offer Press Announcement, subject to any variation required by the Court and to any variations required by the Panel or which are not materially adverse to the interests of JBIC (or where the prior written consent of JBIC has been given);

(d)

ensure that the Scheme Documents, or, if the Target Acquisition is effected by way of a Takeover Offer, the Offer Documents, provided to JBIC contain all the material terms and conditions of the Scheme or Takeover Offer, as at that date, as applicable;

(e)

not make or approve any increase in the proposed amount of cash consideration payable per Target Share or make any other acquisition of any Target Share (including pursuant to a Takeover Offer) at a price that results in an increase in the cash consideration payable per Target Share stated in the Original Scheme Press Release, unless such modification in price is not materially adverse to the interests of JBIC (or where the prior written consent of JBIC has been given);

(f)

except as consented to by JBIC in writing in the event that the matter is material to the interests of JBIC (such consent not to be unreasonably withheld, delayed, or conditioned), not (i) amend or waive any term of the Scheme Documents or Takeover Offer Documents, as applicable, in a manner materially adverse to the interests of JBIC from those in the Original Scheme Press Release, or (ii) if the Target Acquisition is proceeding as a Takeover Offer, amend or waive the Acceptance Condition, save for, (a) in the case of clause (i), any amendment or waiver required by the Panel, the City Code, a court or any other applicable law, regulation or regulatory body, (b) in the case of clause (ii), a waiver of the Acceptance Condition to permit the Takeover Offer to become unconditional with acceptance of Target Shares (excluding any shares held in treasury) which, when aggregated with all Target Shares owned by the Borrower (directly or indirectly), represent not less than 75% of all Target Shares (excluding any shares held in treasury) as at the date on which the Takeover Offer is declared unconditional as to acceptances, (c) in the case of clause (i) and any condition detailed in the Original Scheme Press Release, any waiver of a condition which would not have entitled the Borrower to lapse the Scheme or Takeover Offer (as the case may be) under rule 13.5(a) of the City Code or

(d) an extension of the Long Stop Date (as defined in the Original Scheme Press Release) in the event that any condition in paragraphs 4(c) to (j) in Part A of Appendix 1 to the Original Scheme Press Release (or the equivalent provision in any Offer Press Announcement) has not been satisfied by May 8, 2019;

(g)	not take any action which would require the Borrower to make a mandatory offer for the Target Shares in accordance with Rule 9 of the City Code;

(h)

provide JBIC with copies of each Offer Document or Scheme Document (as applicable) and such information as it may reasonably request regarding, in the case of a Takeover Offer, the current level of acceptances subject to any confidentiality, legal, regulatory or other restrictions relating to the supply of such information;

(i)

promptly deliver to JBIC the receiving agent certificate issued under Rule 10 of the City Code (if the Target Acquisition is being pursued pursuant to a Takeover Offer), any written agreement between the Borrower or its Affiliates and Target to the extent material to the interests of JBIC (as reasonably determined by the Borrower) in relation to the consummation of the Target Acquisition (in each case, upon such documents or agreements being entered into by a member of the Consolidated Group), and all other material announcements and documents published by the Borrower or delivered by the Borrower to the Panel pursuant to the Takeover Offer or Scheme (other than the cash confirmation) and all legally binding agreements entered into by the Borrower in connection with the Takeover Offer or Scheme, in each case to the extent the Borrower, acting reasonably, anticipates they will be material to the interests of the JBIC in connection with the Transactions, except to the extent it is prohibited by legal (including contractual) or regulatory obligations from doing so;

(j)

in the event that a Scheme is switched to a Takeover Offer or vice versa, (which the Borrower shall be entitled to do on multiple occasions provided that it complies with the terms of this Agreement), (i) within the applicable time periods provided in the definition of “Mandatory Cancellation Event”, procure that an Offer Press Announcement or Scheme Press Release, as the case may be, is issued, and (ii) except as consented to by JBIC in writing where such matters are material to the interests of JBIC (such consent not to be unreasonably withheld, delayed or conditioned), ensure that (A) where the Target Acquisition is then proceeding by way of a Takeover Offer, the terms and conditions contained in the Offer Document include the Acceptance Condition and (B) except for any reference in the Scheme Documents to the recommendation of the Target Acquisition and the Scheme to the Scheme Shareholders by the board of directors of the Target, the conditions to be satisfied in connection with the Target Acquisition and contained in the Offer Documents or the Scheme Documents (whichever is applicable) are otherwise consistent in all material respects with those contained in the Offer Documents or Scheme Documents (whichever applied to the immediately preceding manner in which it was proposed that the Target Acquisition would be effected) (to the extent applicable for the legal form of a Takeover Offer or Scheme, as the case may be), in each case other than (i) in the case of clause (B), any changes permitted or required by the Panel or the City Code or any court of competent jurisdiction or are required to reflect the change in legal form to a Takeover Offer or Scheme or (ii) changes that could have been made to the Scheme or a Takeover Offer in accordance with the relevant provisions of this Agreement or which reflect the requirements of the terms of this Agreement and the manner in which the Target Acquisition may be effected, including, without limitation, changes to the price per Target Share which are made in accordance with the relevant provisions of this Agreement or any other agreement between the Borrower and JBIC;

(k)

in the case of a Takeover Offer, (i) not declare the Takeover Offer unconditional as to acceptances until the Acceptance Condition has been satisfied and (ii) promptly upon the Borrower acquiring Target Shares which represent not less than 90% in nominal value of the Target Shares to which the Takeover Offer relates or, if the Takeover Offer relates to Target

Shares of different classes, not less than 90% in nominal value of the shares of any class to which the Takeover Offer relates, ensure that notices under Article 117 of the Jersey Companies Law in respect of Target Shares that the Borrower has not yet agreed to directly or indirectly acquire are issued;

(l)

in the case of a Scheme, within ninety (90) days of the Scheme Effective Date, and in relation to a Takeover Offer, within ninety (90) days after the later of (i) the Closing Date and (ii) the date upon which the Borrower (directly or indirectly) owns and/or has agreed to own or acquire and has received valid acceptances (which have not been withdrawn or cancelled) of Target Shares (excluding any shares held in treasury), in respect of which, when aggregated with all other Target Shares owned by the Borrower (directly or indirectly), represent not less than 75% of all Target Shares (excluding any shares held in treasury), procure that such action as is necessary is taken to de-list the Target Shares from the Official List of the Financial Conduct Authority and to cancel trading in the Target Shares on the main market for listed securities of the London stock exchange and as soon as reasonably practicable thereafter, and subject always to the Jersey Companies Law and any applicable listing rules, use its reasonable endeavours to re-register Target as a private limited company;

(m)	except as consented by JBIC in writing, not give its consent with respect to any frustrating action of the Target pursuant to Rule 21.1(c)(ii) of the City Code;

(n)

make all payments which form part of the consideration to the shareholders of the Target in accordance with the terms of the Offer Documents or the Scheme Documents (whichever is applicable) or as otherwise may be agreed with the Court and/or the Panel.

11.10	Records

The Borrower shall maintain or cause to be maintained reasonable records in respect of the use of the proceeds of the Loan and the implementation of the Target Acquisition until at least two (2) years after the Disbursement Date and enable JBIC’s representatives to examine such records.

11.11	Authorizations

The Borrower shall promptly obtain, maintain and comply with any authorization required under any applicable Law in order to perform its obligations under, or for the legality, validity, enforceability or admissibility in evidence of this Agreement, except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

11.12	Pari Passu

The Borrower shall ensure that the payment obligations under this Agreement at all times rank at least pari passu with all other present and future unsecured and unsubordinated Debt of the Borrower, except any claims that are mandatorily preferred by laws of general application to companies.

11.13	No Encumbrance

The Borrower shall not, without the prior written consent of JBIC, incur, issue, assume or guarantee, or permit any member of the Consolidated Group to incur, issue, assume or guaranty, at any time, any Borrowed Debt secured by a Lien on any property or asset now owned or hereafter acquired by the Borrower or any member of the Consolidated Group (other than Unrestricted Margin Stock), without effectively providing that the Disbursement outstanding at such time (together with, if the Borrower shall so determine, any other Borrowed Debt of the Borrower or such member of the Consolidated Group existing at such time or thereafter created that is not subordinate to the Disbursement) shall be secured equally and ratably with (or prior to) such secured Borrowed Debt, so long as such secured

Borrowed Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Borrowed Debt would not exceed $2,500,000,000; provided, however, that this Clause 11.13 shall not apply to, and there shall be excluded from secured Borrowed Debt in any computation under this Clause 11.13, Borrowed Debt secured by:

(a)	Liens on property of, or on any shares of stock or Borrowed Debt of, any Person existing at the time such Person becomes a member of the Consolidated Group;

(b)	Liens in favor of any member of the Consolidated Group;

(c)

Liens incurred in the ordinary course of business to secure the performance of tenders, statutory or regulatory obligations, surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(d)

Liens on property of a member of the Consolidated Group in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;

(e)

Liens on property (including that of the Target and its Subsidiaries), shares of stock or Borrowed Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction or improvement cost thereof or to secure any Debt incurred prior to, at the time of, or within one hundred eighty (180) days after, the acquisition of such property or shares or Borrowed Debt or the completion of any such construction or improvement for the purpose of financing all or any part of the purchase price or construction or improvement cost thereof;

(f)	Liens existing on the Effective Date;

(g)

(i) bankers’ Liens, rights of setoff, revocation, refund, chargeback or overdraft protection, and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any member of the Consolidated Group, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements and (ii) Liens or rights of setoff against credit balances of the Borrower or any member of the Consolidated Group with credit card issuers or credit card processors or amounts owing by payment card issuers or payment card processors to Borrower or any member of the Consolidated Group in the ordinary course of business;

(h)

Liens arising from any monetization, securitization or other financing of accounts receivable or other receivables (including any related rights or claims) or in connection with factoring programs entered into in the ordinary course of business and consistent with past practice and on a non-recourse basis to the Borrower and its Subsidiaries; provided, that such Liens do not encumber any property or assets other than the accounts receivable or other receivables (including any related rights or claims) subject to such monetization, securitization, financing or factoring arrangement and any proceeds of the foregoing; provided, further, that the aggregate principal amount of the obligations secured by such Liens shall not exceed (i) prior to the Disbursement Date, $750,000,000 or (ii) on or after the Disbursement Date, $1,500,000,000.

(i)	Liens incurred in connection with pollution control, industrial revenue or similar financing,

(j)	survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases, licenses, special assessments, rights of way covenants, conditions, restrictions and declarations on or with respect to the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any member of the Consolidated Group; and

(k)

any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Borrowed Debt secured by any Lien referred to in subclauses (a) through (k) of this Clause 11.13; provided, that (i) such extension renewal or replacement Lien shall be limited to all or a part of the same property, shares of stock or Debt that secured the Lien extended, renewed or replaced (plus improvements on such property) and (ii) the Borrowed Debt secured by such Lien at such time is not increased.

11.14	Disposal of Assets

(a)

The Borrower shall not, without the prior written consent of JBIC (such consent not to be unreasonably withheld), sell, lease or transfer or otherwise dispose of, whether by a single transaction or a series of transactions (whether or not related), assets or properties which would have a material adverse effect on the ability of the Borrower to perform its payment obligations under this Agreement, so long as the Borrower has agreed to an equivalent agreement in its financing agreement and such agreement remains effective.

(b)	Paragraph (a) does not apply to any sale, lease, transfer or other disposal made in the ordinary course of the Borrower’s business.

11.15	No Merger or Change of Business

The Borrower shall not, without the prior written consent of JBIC, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (other than Unrestricted Margin Stock) (whether now owned or hereafter acquired) to, any Person, or permit any member of the Consolidated Group to do so, except that:

(a)

any member of (x) the Consolidated Group other than the Borrower may merge or consolidate with or into or (y) the Consolidated Group may dispose of assets to, in each case, any other member of the Consolidated Group;

(b)

the Borrower may merge with any other Person so long as (i) the Borrower is the surviving entity or (ii) the surviving entity shall succeed, by agreement reasonably satisfactory in form and substance to the JBIC, to all of the businesses and operations of the Borrower and shall assume all of the rights and obligations of the Borrower under this Agreement and the other Loan Documents (it being understood that notwithstanding the foregoing, the consummation of the Transactions shall not be prohibited by this Clause 11.15 or otherwise pursuant hereto);

(c)

any member of the Consolidated Group (other than the Borrower) may merge or consolidate with or into another Person, convey, transfer, lease or otherwise dispose of all or any portion of its assets so long as (i) the consideration received in respect of such merger, consolidation, conveyance, transfer, lease or other disposition is at least equal to the fair market value of such assets and (ii) no Material Adverse Effect would reasonably be expected to result from such merger, consolidation, conveyance, transfer, lease or other disposition;

provided, in the cases of clause (a), (b) and (c) hereof, that no Default or Event of Default (or, during the Certain Funds Period, no Certain Funds Default) shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

11.16	Additional or Substitutional Security / Guarantee

The Borrower shall, upon request by JBIC, immediately:

(a)	provide JBIC with such additional security; or

(b)	obtain such absolute, irrevocable and unconditional guarantee,

for the Loan as JBIC requires, in each case, such additional security or guarantee shall, within thirty (30) days of JBIC’s first written demand therefor, be submitted to JBIC and shall be in form and substance satisfactory to JBIC in all respects.

11.17	Financial Covenants

The Borrower shall ensure all of the Financial Covenants in Attachment 1 (Financial Covenants) shall be observed.

11.18	Use of Proceeds

The proceeds of the Disbursement will be used in accordance with the provisions of Clause 3 (Use of Proceeds). No part of the proceeds of the Disbursement will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. The Borrower will not request the Disbursement, and the Borrower shall not use, and the Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Disbursement (i) for payments to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, Japan, the United Kingdom or in a European Union member state or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

11.19	Anti-Social Conduct / Anti-Social Groups

Each party hereto shall ensure that (i) it is not classified as an Anti-Social Group, nor shall any such party have any Anti-Social Relationship nor engage in any Anti-Social Conduct, whether directly or indirectly through a third party and (ii) it shall not make any claim against any other party hereto for any damages or losses suffered or incurred as a result of such other party exercising its rights under this Agreement as a result of any breach of this Clause 11.19 or any misrepresentation in connection with Clause 9.1.11 (Anti-Corruption / Sanctions / Anti-Social Groups).

12.	Events of Default

12.1	Events of Default

Each of the events set out in this Clause is an Event of Default, on the occurrence of which JBIC may (subject to Clause 4.2(b) (Further Conditions to Disbursement)) by notice in writing to the Borrower:

(a)	suspend the Disbursement; and/or

(b)	cancel the Unutilized Amount of the Facility; and/or

(c)	declare that any amounts outstanding under this Agreement are immediately due and payable.

12.2	Non-payment

The Borrower fails (i) to pay any principal when the same becomes due and payable or (ii) to pay any interest or make any payment of fees or other amounts payable under this Agreement within five (5) Business Days after the same becomes due and payable.

12.3	Breach of Other Obligations

(a)

The Borrower breaches any provision of Clause 11 (Particular Covenants) Subclauses 4 (Preservation of Existence, Etc.) (i), 8 (Reporting Requirements) (a)(iv), 9 (Conduct of the Scheme) 12 (No Encumbrance), 15 (No Merger or Change of Business) or 17 (Financial Covenants).

(b)	The Borrower breaches any provision of Clause 11 (Particular Covenants) Subclauses 5 (Visitation Rights), 8 (reporting Requirements) (a) (i)-(iii) or (v)-(vii), unless such breach:

(i)	is capable of remedy; and

(ii)	is remedied within ten (10) business days of the earlier of JBIC giving notice in writing and the Borrower becoming aware of such non-compliance.

(c)	The Borrower breaches any provision of Clause 11 (Particular Covenants) other than Subclauses listed in (a) and (b) above, unless such breach:

(i)	is capable of remedy; and

(ii)	is remedied within thirty (30) days of the earlier of JBIC giving notice in writing and the Borrower becoming aware of such non-compliance.

(d)	The Borrower does not comply with any other term, condition or provision of this Agreement other than Clause 10.3 (Environmental and Social Considerations), unless such non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within thirty (30) days of the earlier of JBIC giving notice in writing and the Borrower becoming aware of such non-compliance.

12.4	Misrepresentation

Any representation or warranty made or repeated by the Borrower in this Agreement, or in any other document delivered by or on behalf of the Borrower under this Agreement is incorrect in any material respect when made or deemed to be repeated unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within fifteen (15) days of the earlier of JBIC giving notice in writing and the Borrower becoming aware of such misrepresentation.

12.5	Cross-Default

Any of the following occurs in relation to the Borrower or any Significant Subsidiary:

(a)

fails to pay any principal of or premium or interest on any Indebtedness that is outstanding in a principal amount of at least $200,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness;

(b)

any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or

(c)	any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.

12.6	Cross Default—Other JBIC Agreements

Notwithstanding Clause 12.5 (Cross-Default), JBIC becomes entitled, duly pursuant to the applicable Other JBIC Agreements, to:

(a)	declare any Indebtedness under any such Other JBIC Agreement immediately due and payable prior to its stated maturity; or

(b)	suspend any disbursement in respect of any such Other JBIC Agreement.

12.7	Reschedule, Cessation, Insolvency, Dissolution or Other Similar Event

The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or the Borrower or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this Clause 12.7. With respect to the Borrower or any Significant Subsidiary organized under the laws of Japan, the following shall constitute an Event of Default: if (i) the Borrower makes an express declaration or implicit declaration of its inability to pay its debts to its creditors generally (shiharai teishi); (ii) a bank clearinghouse refuses to process the Borrower’s checks (tegata torihiki teishi shobun); or densai.net Co., Ltd. (iii) an order is issued by a court for the attachment (whether preliminary or otherwise) or preservation of the Borrower’s material property, estate or other right and is not discharged within sixty (60) days; (iv) a receiver or trustee is appointed for all or a portion of the property or estate of the Borrower; (v) an involuntary petition for commencement of bankruptcy (hasan), corporate reorganization (kaisha kosei), civil rehabilitation (minji saisei), special liquidation (tokubetsu seisan) or similar proceedings are filed against the Borrower and are not discharged within sixty (60) days; (vi) the Borrower files a voluntary petition (including a petition filed by a director of the Borrower) to commence, or a court of competent jurisdiction approves an involuntary petition with respect to and commences the procedure of, any of the proceedings specified in subparagraph (v) above; (vii) a voluntary petition to commence a special conciliation proceeding (tokutei choutei); or (viii) the Borrower adopts a resolution for liquidation at a meeting of its shareholders.

12.8	Laws and Consents

(a)	It is or becomes unlawful for the Borrower to perform any of its obligations under this Agreement.

(b)	Any Public Requirement in the Borrower’s Country, which is necessary for or advisable in connection with:

(i)	the validity, enforceability or performance of this Agreement or any agreement or instrument required under this Agreement; or

(ii)	the admissibility in evidence of this Agreement,

is revoked, is not issued or renewed on time, or ceases to remain in full force and effect.

(c)

This Agreement shall cease to be valid and binding obligations of the Borrower or the validity of this Agreement shall be contested by the Borrower or the Borrower denies liability under this Agreement in a way which is materially adverse to the interest of JBIC and any other lenders pursuant to Clause14.1 (Assignment) hereof taken as a whole.

12.9	Clean-up

Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling one hundred eighty (180) days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other default which arises with respect to the Target Group will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, as the case may be, if:

(a)	it is capable of remedy and reasonable steps are being taken to remedy it;

(b)	the circumstances giving rise to it have not knowingly been procured by or approved by the Borrower; and

(c)	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above.

13.	Governing Law and Dispute Resolution

13.1	Governing Law

This Agreement, will be construed in accordance with, and is governed by the law of Japan.

13.2	Jurisdiction

(a)

Subject to Clause 13.2(c) (Jurisdiction), the Tokyo District Court have exclusive jurisdiction to settle any action, suit, dispute, or other legal proceeding arising out of, relating to or having any connection with this Agreement (including any action, suit, dispute, or other legal proceeding relating to any non-contractual obligation arising from or in connection with this Agreement and any dispute regarding the existence, validity, interpretation, performance, breach or termination of this Agreement or the consequences of its nullity) (a “Dispute”).

(b)

The Borrower agrees that the courts referred to in Clause 13.2(a) (Jurisdiction) are the most appropriate and convenient courts to settle Disputes and accordingly agrees not to assert (by way of motion, as a defense or otherwise) that a Dispute has been brought in an inconvenient forum, that the courts referred to in Clause 13.2(a) (Jurisdiction) are an improper venue for a Dispute or that this Agreement or the subject matter of this Agreement may not be enforced in or by such courts.

(c)	To the extent allowed by law, JBIC may take proceedings relating to a Dispute in any other courts with jurisdiction, and concurrent proceedings in any number of jurisdictions.

13.3	Waiver of Immunities

(a)	To the fullest extent permitted by law, the Borrower, with respect to itself and its revenues and assets (irrespective of their use or intended use), irrevocably and unconditionally:

(i)	waives and agrees not to claim any sovereign, diplomatic or other immunity, from the jurisdiction of the courts referred to in Clause 13.2(a) (Jurisdiction) in relation to any

Dispute (including to the extent that such immunity may be attributed to it), and agrees to ensure that no such claim is made on its behalf;

(ii)

to the jurisdiction of the courts referred to in Clause 13.2(a) (Jurisdiction) and the courts of any other jurisdiction in relation to the recognition of any judgment or order of the court referred to in Clause 13.2(a) (Jurisdiction) or the courts of any other jurisdiction in relation to any Dispute and waives and agrees not to claim any sovereign, diplomatic or other immunity from the jurisdiction of the courts referred to in Clause 13.2(a) (Jurisdiction) or the courts of any other jurisdiction in relation to the recognition of any such judgment or court order and agrees to ensure that no such claim is made on its behalf; and

(iii)

consents to the enforcement of any order or judgment made or given in connection with any Dispute and the giving of any relief in the courts referred to in Clause 13.2(a) (Jurisdiction) and the courts of any other jurisdiction whether before or after final judgment including, without limitation (i) relief by way of interim or final injunction or order for specific performance or recovery of any property; (ii) attachment of its assets; and (iii) enforcement or execution against any property, revenues or other assets whatsoever (irrespective of their use or intended use) and waives and agrees not to claim any sovereign, diplomatic or other immunity from the jurisdiction of the courts referred to in Clause 13.2(a) (Jurisdiction) or the courts of any other jurisdiction in relation to such enforcement and the giving of such relief (including to the extent that such immunity may be attributed to it), and agrees to ensure that no such claim is made on its behalf.

(b)	The Borrower irrevocably and unconditionally acknowledges that the execution, delivery and performance of this Agreement constitute private and commercial (and not public) acts of the Borrower.

14.	Miscellaneous Provisions

14.1	Assignment

(a)	Subject to Paragraph (b) and (c) below, this Agreement shall be binding upon and inure to the benefit of the Borrower and JBIC and their respective successors and assigns.

(b)	The Borrower may not assign or transfer any or all of its rights and/or obligations under this Agreement without the prior written consent of JBIC.

(c)

JBIC may assign or transfer any or all of its rights and/or obligations under this Agreement following good faith consultation with the Borrower, provided that during the Certain Funds Period, JBIC shall not be permitted to make any such assignment or transfer.

14.2	No Release

Any claim or dispute arising out of or in connection with any other contract or agreement, whether or not related to the Target Acquisition, shall not:

(a)	have any effect upon the Borrower’s obligations under this Agreement; and

(b)	in any way be deemed to release the Borrower from such obligations being absolute and unconditional.

14.3	No Waiver, Remedies Cumulative

(a)	Any term of this Agreement may be amended or waived with the agreement of the Borrower and JBIC.

(b)	The rights of JBIC under this Agreement:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under general law; and

(iii)	may be waived only in writing and then only in the instance and purpose for which it was given.

(c)

Any delay in exercising or non-exercise of any right or remedy by JBIC is not a waiver of that right nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of any other right or remedy.

14.4	Partial Illegality

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect the legality, validity or enforceability in:

(a)	that jurisdiction of any other term of this Agreement; or

(b)	other jurisdictions of that provision or any other term of this Agreement.

14.5	Contract Construction

(a)

Headings: Clause and Sub-Clause headings and the Table of Contents in this Agreement are inserted for ease of reference only and shall have no effect on the interpretation of any of the provisions hereof.

(b)	References: In this Agreement, references to:

(i)

this Agreement or any other agreement or document are to this Agreement or, as the case may be, such other agreement or document as the same may be amended, varied, novated or supplemented from time to time;

(ii)	Clauses, Sub-Clauses, Paragraphs or Attachments are to Clauses, Sub-Clauses, Paragraphs or Attachments of this Agreement;

(iii)

any act, statute, ordinance or enactment shall be deemed to include references to such act, statute, ordinance or enactment as re-enacted, amended, extended, consolidated or replaced and any orders, decrees, proclamations, regulations, instruments or other subordinate legislation made and enforced from time to time thereunder;

(iv)	any Person shall be construed so as to include its successors, permitted assigns and permitted transferees; and

(v)

a “successor” shall be construed so as to include a successor in title of such party and any Person who under the Laws of its jurisdiction or domicile has assumed the rights and obligations of such party under this Agreement or by which, under such Laws, rights and obligations have been assumed.

(c)	Singular and Plural: Where the context so requires, words importing the singular number shall include the plural and vice versa.

(d)	Attachments: The Attachments to this Agreement form an integral part hereof.

14.6	Confidentiality

Each of the Borrower and JBIC shall treat this Agreement as confidential and shall not disclose to any Person any provision of or information regarding this Agreement without the prior written consent of

JBIC, except to the extent that (i) such disclosure is required by applicable Law, or regulations or by any subpoena or similar legal process including to the Panel or pursuant to the City Code; (ii) such disclosure is requested by Ministry of Finance, Board of Audit of Japan, or any other regulatory authority purporting to have jurisdiction over it or its Affiliates; (iii) such disclosure is made to its Affiliates or to its own and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, attorneys, certified public accountants, licensed tax accountants, other advisors (and their legal advisors) and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (iv) such disclosure is requested in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder; (v) such disclosure is subject to an agreement containing provisions substantially the same as those of this Clause and is made, to (a) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (b) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (c) any rating agency, (d) the CUSIP Service Bureau or any similar organization or (e) any Person to whom or for whose benefit JBIC has created a security interest in all or any portion of its rights under this Agreement pursuant to Clause 14.1 or (vi) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to JBIC on a non-confidential basis from a source other than the Borrower. JBIC acknowledges that its ability to disclose information concerning the Transactions is restricted by the City Code and the Panel and that Clause 14.6 is subject to those restrictions.

For purposes of this Agreement, “Information” means this Agreement and the other Loan Documents and all information received in writing and clearly identified as confidential or proprietary at that time or thereafter without undue delay from the Consolidated Group relating to the Consolidated Group or any of their respective businesses, other than any such information that is available to JBIC on a non-confidential basis prior to disclosure by the Consolidated Group and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

14.7	Change of Evidence of Authority

(a)	If there is any change in the form or substance of the Evidence of Authority after the date of the Documents Receipt, the Borrower must promptly:

(i)	notify JBIC in writing of such change; and

(ii)	provide JBIC with the relevant Evidence of Authority accompanied by the Specimen Signatures in respect of such change.

(b)	JBIC may rely upon and refer to the Evidence of Authority previously received by JBIC until JBIC receives the revised Evidence of Authority.

14.8	Use of English Language

Any document or material to be provided in connection with this Agreement must be:

(a)	in English or Japanese; or

(b)	in the language of the Borrower’s Country accompanied by a certified English translation, which translation shall prevail unless the document is a statutory or other official document.

14.9	Communications

Unless otherwise specified in this Agreement, all communications between the parties hereto must be by:

(a)	registered air mail, with any such communication deemed to have been duly given or made seven (7) days after being deposited in the mail;

(b)	internationally recognized courier services, with any such communication deemed to have been duly given or made when such internationally recognized courier service is received by the recipient; or

(c)

facsimile (promptly confirmed by registered air mail or internationally recognized courier services), with any such communication deemed to have been duly given or made when such facsimile is received by the recipient, to the following addresses or at such other address as any party may designate by written notice to the other party:

The contact details of the Borrower for this purpose are:

Address:	Takeda Pharmaceutical
Company Limited

1-1, Nihonbashi-Honcho
2-Chome, Chuo-ku
Tokyo 103-8668, Japan

Fax number:	81-3-3278-2198

Attention:	Global Treasury and
Finance Management
Head.

The contact details of JBIC for this purpose are:

Address:	Japan Bank for International
Cooperation

4-1, Ohtemachi 1-chome,
Chiyoda-ku,

Tokyo 100-8144, Japan

Fax number:	81-3-5218-3967

Attention:	Director General, Industry
Finance Group, Corporate
Finance Department.

14.10	Abbreviation

This Agreement may be referred to as “JBIC Loan to Takeda” in communications between JBIC and the Borrower, as well as in relevant documents.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Borrower and JBIC, acting through their duly authorized representatives, have caused this Agreement to be duly executed in duplicate in the English language and signed in their respective names on the several dates and at the several places herein below written. The date of signature by JBIC in Tokyo, Japan shall be deemed to be the date of conclusion of this Agreement and the office of JBIC in Tokyo, Japan shall be deemed to be the place of signing of this Agreement.

TAKEDA PHARMACEUTICAL COMPANY LIMITED		Japan Bank for International Cooperation

By	/s/ Costa Saroukos	By
Name:	Costa Saroukos	Name:
Title:	Chief Financial Officer	Title:
Date:	December 3, 2018	Date:
Place:	1-1, Nihonbashi-Honcho 2-Chome, Chuo-ku Tokyo 103-8668, Japan	Place:

Signature Page to

Loan Agreement

IN WITNESS WHEREOF, the Borrower and JBIC, acting through their duly authorized representatives, have caused this Agreement to be duly executed in duplicate in the English language and signed in their respective names on the several dates and at the several places herein below written. The date of signature by JBIC in Tokyo, Japan shall be deemed to be the date of conclusion of this Agreement and the office of JBIC in Tokyo, Japan shall be deemed to be the place of signing of this Agreement.

	TAKEDA PHARMACEUTICAL COMPANY LIMITED	Japan Bank for International Cooperation

By		By	/s/ Kazuhiko Tanaka
Name:		Name:	Kazuhiko Tanaka
Title:		Title:	Managing Executive Officer
Date:			Global Head of Industry Finance Group
Place:		Date:	December 3, 2018
		Place:	Tokyo, Japan

Signature Page to

Loan Agreement

Attachment 1        Financial Covenants

1.

Beginning on the later of (i) the last day of the first fiscal half year ending at least one full fiscal quarter after the Closing Date (which for the avoidance of doubt shall be no later than March 31, 2020) and (ii) (A) if the fiscal year end is December 31, June 30 2019, or (B) if the fiscal year end is March 31, September 30 2019 and the last day of each fiscal half year ending thereafter, the Borrower will not permit, as of the last day of any such fiscal half year (each such date, the “Testing Date”) the ratio of (x) Consolidated Net Debt at such time to (y) Consolidated EBITDA of the Borrower for the four (4) consecutive fiscal quarter period ending as of such date to exceed the ratio set forth in the applicable table below for such applicable Testing Date:

Testing Date (if fiscal year end is March 31)	Ratio Level

September 30 2019 (if the Closing Date occurs on or prior to June 30 2019)	5.95 to 1.00

March 31 2020 and September 30 2020	5.35 to 1.00

March 31 2021 and September 30 2021	4.30 to 1.00

March 31 2022, September 30 2022, March 31 2023 and September 30 2023	4.00 to 1.00

March 31 2024 and September 30 2024	3.75 to 1.00

(if the Term Loan Maturity Date has not occurred, 4.00 to 1.00)

March 31 2025 and thereafter	3.50 to 1.00

(if the Term Loan Maturity Date has not occurred, 4.00 to 1.00)

2.	The Borrower shall ensure that (a) remains greater than seventy five percent (75%) of (b):

(a)

the total equity listed in the consolidated statement of financial position on the last day of each fiscal year (from which the exchange differences on translation of foreign operations listed in the consolidated statement of changes in equity on the last day of each fiscal year is deducted);

(b)

the total equity listed in the consolidated statement of financial position on the last day of the most recent second quarterly finance period (from which the exchange differences on translation of foreign operations listed in the consolidated statement of changes in equity on the last day of the most recent second quarterly finance period is deducted).

3.	The Borrower shall ensure that (a) remains greater than seventy five present (75%) of (b):

(a)

the total equity listed in the consolidated statement of financial position on the last day of each second quarterly finance period (from which the exchange differences on translation of foreign operations listed in the consolidated statement of changes in equity on the last day of each second quarterly finance period is deducted);

(b)

the total equity listed in the consolidated statement of financial position on the last day of the most recent fiscal year (from which the exchange differences on translation of foreign operations listed in the consolidated statement of changes in equity on the last day of the most recent fiscal year is deducted).

4.	The Borrower’s profit before tax listed in the consolidated statement of profit or loss on the last day of each fiscal year shall not be negative for two (2) consecutive fiscal year.

5.

So far as and to the extent that any clauses of any Syndicated Loan which is substantially equivalent to the Clauses 2, 3 or 4 above is terminated, amended, restated or waived, such termination, amendment, restatement or waiver shall apply mutatis mutandis to this Agreement following mutual consultation between JBIC and the Borrower in good faith and in a timely manner.

6.

If a Testing Date would have occurred in the fiscal quarter in which the Borrower changed its fiscal year end to December 31 (the “Fiscal Year Change”) but does not because of such Fiscal Year Change, the last day of such fiscal quarter shall be a Testing Date notwithstanding the Fiscal Year Change.

7.

Notwithstanding the foregoing, in the event that the Borrower incurs indebtedness in an amount no less than US$ 5,000,000,000 in connection with an Acquisition and the Borrower’s Public Debt Rating is equal to or higher than each of (x) Baa3 from Moody’s and (y) BBB- from S&P, then the Borrower shall be permitted on one (1) occasion during the term of this Agreement to allow the maximum ratio of Consolidated Net Debt to Consolidated EBITDA permitted pursuant to this Attachment to be increased to 5.00 to 1.00 (if the then applicable required ratio level is lower than 5.00 to 1.00); provided that on the second Testing Date after the Testing Date on which such maximum ratio was increased to 5.00 to 1.00, the maximum ratio permitted under this Attachment shall be 4.50 to 1.00, on the fourth Testing Date after the Testing Date on which such maximum ratio was increased to 5.00 to 1.00, the maximum ratio permitted under this Attachment shall be 4.00 to 1.00, on the sixth Testing Date after the Testing Date on which such maximum ratio was increased to 5.00 to 1.00, the maximum ratio permitted under this Attachment shall be 3.75 to 1.00 (if the Term Loan Maturity Date has not occurred, 4.00 to 1.00) and on the eighth Testing Date after the Testing Date on which such maximum ratio was increased to 5.00 to 1.00, the maximum ratio permitted under this Attachment shall be 3.50 to 1.00 (if the Term Loan Maturity Date has not occurred, 4.00 to 1.00).

8.

For purposes of calculating the aggregate principal amount of the Consolidated Net Debt of the Borrower on any such date, the currency exchange rate used for such calculation shall be the rate used in the annual or semi-annual financial statements for such date; provided, however, that if the Borrower determines that an average exchange rate is a more accurate reflection of the value of such currency over such four (4) consecutive fiscal quarter period, the currency exchange rate used may be, at the option of the Borrower, the currency exchange rate used for the statement of income of the Borrower for such fiscal half year.

9.	For the purposes of this Attachment:

“Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Borrower or any Subsidiary after the Effective Date of (i) at least a majority of the assets of (or at least a majority of the assets constituting a business unit, division, product line or line of business of) any Person, or (ii) at least the majority of the Equity Interests in a Person or division or line of a Person.

“Borrowed Debt” means any Debt for money borrowed, including loans, hybrid securities, debt convertible into Equity Interests and any Debt represented by notes, bonds, debentures or other similar evidences of Debt for money borrowed.

“Consolidated” refers to the consolidation of accounts in accordance with IFRS.

“Consolidated EBITDA” means, for any fiscal period, the Consolidated net profit of the Consolidated Group for such period determined in accordance with IFRS plus the following, to the extent deducted in calculating such Consolidated net profit: (a) the provision for Federal, state, local and foreign taxes based on income, profits, revenue, business activities, capital or similar measures payable by the Consolidated Group in each case, as set forth on the financial statements of the Consolidated Group, (b) share of loss of investments accounted for using the equity method, (c) Consolidated Interest Expense and dividend expense, (d) any losses (including all fees and expenses or charges relating thereto) on the retirement of debt, (e) any extraordinary, unusual, nonrecurring or non-cash impairments, charges, expenses or losses (including impairments, charges, fees, expenses and losses incurred in connection with the Transactions or any issuance of Debt or equity, acquisitions, investments, restructuring activities, asset sales or divestitures permitted hereunder, purchase accounting effects, derivatives transactions and other finance expenses and other operating expenses), (f) non-cash stock option expenses, non-cash equity-based compensation and/or non-cash expenses related to stock-based compensation, (g) any foreign currency exchange losses, (h) losses (including all fees and expenses or charges relating thereto) on sales of assets outside of the ordinary course of business and losses from discontinued operations and (i) depreciation and amortization expense and minus, to the extent included in calculating such Consolidated net profit for such period, the sum of (i) share of profit of investments accounted for using the equity method, (ii) interest and dividend income, (iii) any gains (less all fees and expenses or charges relating thereto) on the retirement of debt, (iv) any extraordinary, unusual, nonrecurring or non-cash income (including other finance income ), (v) gains (less all fees and expenses or charges relating thereto) on the sales of assets outside of the ordinary course of business and gains from discontinued operations (without duplication of any amounts added back in Clause (a) of this definition) and (vi) any foreign currency exchange gains, all as determined on a Consolidated basis. Consolidated EBITDA will be calculated on a pro forma basis as if the Transactions and any related incurrence or repayment of Debt by any member of the Consolidated Group had occurred on the first day of the relevant period, but shall not take into account any cost savings or synergies projected to be realized as a result of such acquisition or disposition other than cost savings or cost synergies that are factually supportable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into any material contract or arrangement), strategic initiatives or purchasing improvements and other cost savings, improvements or cost synergies, in each case, that have been realized, or are reasonably expected to be realized, by any member of the Consolidated Group based upon actions to be taken within 12 months after the consummation of the action as if such cost savings, expense reductions, improvements and cost synergies occurred on the first day of the relevant period; provided that the aggregate amount of such cost savings and cost synergies, together with any cost savings and cost synergies included in the calculation of Consolidated EBITDA pursuant to the immediately succeeding sentence, shall not exceed, for any such fiscal period, ten percent (10%) of Consolidated EBITDA for such period (as calculated without giving effect this sentence or the immediately succeeding sentence). In addition, in the event that any member of the Consolidated Group acquired or disposed of any Person, business unit or line of business or made any investment during the relevant period, Consolidated EBITDA will be determined giving pro forma effect to such acquisition, disposition or investment as if such acquisition, disposition or investment and any related incurrence or repayment of Debt had occurred on the first day of the relevant period, but shall not take into account any cost savings or synergies projected to be realized as a result of such acquisition or disposition other than cost savings or cost synergies that are factually supportable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into any material contract or arrangement), strategic initiatives or purchasing improvements and other cost savings, improvements or cost synergies, in each case, that have been realized, or are reasonably expected to be realized, by any member of the Consolidated Group based upon actions to be taken within 12 months after the consummation of the action as if such cost savings, expense reductions, improvements and cost synergies occurred on the first day of the relevant period; provided that the aggregate amount of such cost savings and cost synergies, together with any cost savings and cost synergies included in the calculation of Consolidated EBITDA pursuant to the immediately preceding sentence, shall not exceed, for any such fiscal period, ten percent (10%) of Consolidated EBITDA for such period (as calculated without giving effect this sentence or the immediately preceding sentence).

“Consolidated Interest Expense” means, for any fiscal period, the total interest expense of the Consolidated Group on a Consolidated basis determined in accordance with IFRS, including the imputed interest component of capitalized lease obligations during such period, and all commissions, discounts and other fees and charges owed with respect to letters of credit, if any, and net costs under Hedge Agreements; provided that if any member of the Consolidated Group acquired or disposed of any Person or line of business during the relevant period (including for the avoidance of doubt the Transactions), Consolidated Interest Expense will be determined giving pro forma effect to any incurrence or repayment of Debt related to such acquisition or disposition as if such incurrence or repayment of Debt had occurred on the first day of the relevant period.

“Consolidated Net Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities, as set forth on the Consolidated balance sheet of the Consolidated Group most recently furnished to the JBIC pursuant to Clause 11.8 (Reporting Requirements) (i)(ii) prior to the time as of which Consolidated Net Assets shall be determined.

“Consolidated Net Debt” means, as of any date of determination, the aggregate amount of Borrowed Debt of the Consolidated Group determined on a Consolidated basis as of such date, minus all unrestricted cash and cash equivalents of the Consolidated Group.

“Consolidated Tangible Assets” means, as of any date of determination thereof, Consolidated Total Assets minus, without duplication, (x) the Intangible Assets of the Consolidated Group and (y) goodwill of the Consolidated Group, in each case on such date.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Consolidated Group calculated in accordance with IFRS on a consolidated basis as of such date.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services that would appear as a liability on the balance sheet of such Person prepared in accordance with IFRS (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with IFRS, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in Clauses (a) through (g) above or Clause (i) below directly guaranteed in any manner by such Person, or the payment of which is otherwise provided for by such Person, and (i) all Debt referred to in Clauses (a) through (h) above secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, however, that the amount of such Debt will be the lesser of (x) the fair market value of such asset at such date of determination and (y) the amount of such other Debt.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Intangible Assets” means the aggregate amount, for the Consolidated Group on a consolidated basis, of all assets classified as intangible assets under IFRS, including, without limitation, customer lists, acquired technology, computer software, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, unamortized debt discount and capitalized research and development costs.

“Syndicated Loan” means each of :

(a)

a syndicated loan agreement dated 23 July 2013 entered into among, inter alia, the Borrower as borrower, various financial institutions indicated therein as lenders, Sumitomo Mitsui Banking Corporation as the agent and Sumitomo Mitsui Banking Corporation and MUFG Bank, Ltd. as the arrangers;

(b)

a syndicated loan agreement dated 22 April 2016 entered into among, inter alia, the Borrower as borrower, various financial institutions indicated therein as lenders, Sumitomo Mitsui Banking Corporation as the agent and Sumitomo Mitsui Banking Corporation and MUFG Bank, Ltd. as the arrangers; and

(c)

a syndicated loan agreement dated 31 March 2017 entered into among, inter alia, the Borrower as borrower, various financial institutions indicated therein as lenders, Sumitomo Mitsui Banking Corporation as the agent and Sumitomo Mitsui Banking Corporation and MUFG Bank, Ltd. as the arrangers.

“Term Loan” means the term loan credit agreement dated 8 June 2018 entered into among, the Borrower as borrower, various financial institutions indicated therein as lenders and JPMorgan Chase Bank, N.A. as administrative agent.

“Term Loan Maturity Date” means the Maturity Date defined in the Term Loan.

Attachment 2        Definitions

“Acceptance Condition” means, in respect of a Takeover Offer, the condition to the Takeover Offer with respect to the number of acceptances to the Takeover Offer which must be secured to declare the Takeover Offer unconditional as to acceptances (as set out in the Offer Press Announcement).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Amortization Notice” has the meaning given in Paragraph (a) of Clause 5.2 (Arrangement of the Amortization Schedule).

“Amortization Schedule” means the schedule of the dates and amounts of repayments of the Loan, as amended from time to time in accordance with Clause 5 (Repayment).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Social Conduct” means (i) a demand and conduct with force and arms; (ii) an unreasonable demand and conduct having no legal cause; (iii) threatening or committing violent behavior relating to its business transactions; (iv) an action to defame the reputation or interfere with the business of JBIC by spreading rumor, using fraudulent means or resorting to force; or (v) other actions similar or analogous to any of the foregoing in any jurisdiction.

“Anti-Social Group” means:

(a)	an organized crime group (as defined in the Law relating to Prevention of Unjustifiable Acts by Gang Members of Japan (Law No. 77 of 1991, as amended));

(b)	a member of an organized crime group;

(c)	a person who used to be a member of an organized crime group but has only ceased to be a member of an organized crime group for a period of less than 5 years;

(d)	quasi-member of an organized crime group;

(e)	a related or associated company of an organized crime group;

(f)	a corporate racketeer or blackmailer advocating social cause or a special intelligence organized crime group; or

(g)	a member of any other criminal force similar or analogous to any of the foregoing in any jurisdiction.

“Anti-Social Relationship” means in relation a Person:

(a)	an Anti-Social Group controls its management;

(b)	an Anti-Social Group is substantively involved in its management;

(c)	it has entered into arrangements with an Anti-Social Group for the purpose of, or which have the effect of, unfairly benefiting itself or a third party or prejudicing a third party;

(d)	it is involved in the provision of funds or other benefits to an Anti-Social Group; or

(e)	any of its directors or any other person who is substantively involved in its management has a socially objectionable relationship with an Anti-Social Group.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning given in the opening Paragraph of this Agreement.

“Borrower’s Country” means Japan

“Business Day” means a day on which banks and other financial institutions are open for foreign exchange business in Tokyo, London and New York.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Certain Funds Default” means an Event of Default arising from any of the following (other than in respect of any Subsidiary of the Borrower, the Target or any Subsidiary of the Target, or a breach of a procurement obligation with respect to any Subsidiary of the Borrower, the Target or any Subsidiary of the Target):

(a)	Clause 12.2 (Non-payment) (in so far as it relates to payment of principal and/or interest only);

(b)	Clause 12.3 (Breach of Other Obligations) as it relates to the failure to perform any of the following covenants:

(i)	Clause 11.4 (i) (Preservation of Existence)

(ii)	Clause 11.9 (Conduct of the Scheme) (other than paragraphs (h), (i) and (k) thereof);

(iii)	Clause 11.13 (No Encumbrance); or

(iv)	Clause 11.15 (No Merger or Change of Business);

(c)	Clause 12.4 (Misrepresentation) as it relates to a Certain Funds Representation; or

(d)

Clause 12.7 (Reschedule, Cessation, Insolvency, Dissolution or Other Similar Event) in relation to the Borrower, but excluding, in relation to involuntary proceedings referenced therein, any Event of Default caused by a frivolous or vexatious action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered.

“Certain Funds Period” means the period commencing on the Effective Date and ending on the earlier of (i) the date on which a Mandatory Cancellation Event occurs, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists or (ii) if the Borrower has served written notice to JBIC in accordance with the definition of Commitment Termination Date to extend the Commitment Termination Date to the date that is 60 days after the Closing Date so that up to $2,100,000,000 Commitments remain outstanding until such date, the date that is 60 days after the Closing Date.

“Certain Funds Purposes” means:

(a)	where the Target Acquisition proceeds by way of a Scheme:

(i)	payment (directly or indirectly) of the cash price payable by the Borrower to the holders of the Scheme Shares in consideration of the acquisition of such Scheme Shares pursuant to the Scheme;

(ii)	financing (directly or indirectly) the consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the City Code;

(iii)	financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; and

(iv)	repayment of certain Existing Target Indebtedness (which the Borrower may from time to time elect); or

(b)	where the Target Acquisition proceeds by way of a Takeover Offer:

(i)

payment (directly or indirectly) of all or part of the cash price payable by the Borrower to the holders of the Target Shares subject to the Takeover Offer in consideration of the acquisition of such Target Shares pursuant to the Takeover Offer;

(ii)

payment (directly or indirectly) of the cash consideration payable to the holders of Target Shares pursuant to the operation by Borrower of the procedures contained in Articles 117 and 121 of the Jersey Companies Law;

(iii)	financing (directly or indirectly) the consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the City Code;

(iv)	financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; and

(v)	repayment of certain Existing Target Indebtedness (which the Borrower may from time to time elect).

“Certain Funds Representations” means each of the following:

(a)	Clause 9.1.1 (Status of Borrower and its Business);

(b)	Clause 9.1.2(a) (Power and Internal Authorization) Subclauses (i), (ii) and (iii) (but excluding 9.1.2(a)(iii)(C) and also excluding subclause 9.1.2(a)(iv));

(c)	Clause 9.1.3 (Public Requirement);

(d)	Clause 9.1.4 (Form and Effect of this Agreement); and

(e)	Clause 9.1.12 (a), (b)(ii) and (c) (Scheme),

in each case only insofar as it relates to the Borrower (excluding, for the avoidance of doubt, any Subsidiary of the Borrower, Target or any Subsidiary of Target).

“City Code” means the City Code on Takeovers and Mergers applicable, inter alia, to takeovers of listed companies in the United Kingdom and to Jersey listed companies pursuant to the Companies (Takeovers and Mergers Panel) (Jersey) Law 2009.

“Clean-up Date” has the meaning given in Clause 12.9 (Clean-up).

“Closing Date” means the date on which each of the conditions set forth in Attachment 3 Part 2 (Further Conditions Precedent) have been satisfied (or waived in accordance with Clause 14.3)

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means the commitment of JBIC to make the Disbursement pursuant to this Loan.

“Commitment Termination Date” means the earlier of (a) the date on which a Mandatory Cancellation Event occurs, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists; provided that, if the Closing Date has occurred prior to the date described in this Clause (a), up to $2,100,000,000 of Commitments shall remain outstanding until the date that is sixty (60) days after the Closing Date if so elected by the Borrower by written notice to JBIC prior to the Closing Date and (b) the date on which the Commitments are terminated in full in accordance with Clause 4.5 (Termination of Commitment) or, subject to Clause 4.2(b) (Further Conditions to Disbursement), Clause 12.1(Events of Default).

“Conditions Precedent Documents” means the documents specified in Clause 4.1 (Conditioned Precedent Documents).

“Consolidated Group” means, prior to the consummation of the Target Acquisition, the Borrower and its Subsidiaries (excluding the Target and its Subsidiaries) and thereafter, the Borrower and its Subsidiaries (including the Target and its Subsidiaries).

“Court” means the Royal Court of Jersey.

“Court Meeting” means the meeting or meetings of Scheme Shareholders (or any adjournment thereof) to be convened by order of the Court under Article 125(1) of the Jersey Companies Law for the purposes of considering and, if thought fit, approving the Scheme.

“Court Order” means the Act of Court sanctioning the Scheme under Article 125(2) of the Jersey Companies Law.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disbursement” means the disbursement under the Facility in accordance with the provisions of this Agreement.

“Disbursement Date” has the meaning given in Clause 4.3 (Disbursement).

“Disbursement Procedures” means the disbursement procedures set forth in Attachment 4 (Disbursement Procedure).

“Disclosure Letter” means that certain disclosure letter dated as of the Effective Date from the Borrower to JBIC.

“Dispute” has the meaning given in Paragraph (a) of Clause 13.2 (Jurisdiction).

“Documents Receipt” has the meaning given in Clause 4.1 (Conditions Precedent Documents).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date of the Documents Receipt issued pursuant to Clause 4.1 (Conditions Precedent Documents).

“Eligible Currency” has the meaning given in Clause 2.2 (Currency).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental and Social Considerations” means the considerations described in Clause 10.3 (Environmental and Social Considerations) and the JBIC Environmental Guidelines;

“Environmental Law” means any applicable federal, state, local or foreign statute; law (including common law); ordinance; rule; regulation; code; final and binding court order; judgment; decree or judicial or agency interpretation, policy or guidance; or agency order relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handing, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code.

“ERISA Event” means:

(a)

(i) the occurrence of a reportable event, within the meaning of Section4043 of ERISA, with respect to any Single Employer Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are being met with a contributing sponsor, as defined in Section 4001 (a)(l 3) of ERISA, of a Single Employer Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days unless the 30-day notice requirement has been waived by the PBGC;

(b)	the application for a minimum funding waiver with respect to a Single Employer Plan;

(c)

the termination of or provision of a notice of intent to terminate any Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA) or otherwise so as to incur liability of the Borrower or any ERISA Affiliate under Title IV of ERISA (other than premiums due to the PBGC);

(d)	the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

(e)	the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f)	the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or

(g)

the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of a Plan, or the appointment of a trustee to administer a Single Employer Plan or Multiple Employer Plan.

“Escrow Account” means any account established for the purpose of depositing funds prior to their being applied towards Certain Funds Purposes.

“Events of Default” has the meaning given in Clause 12.1 (Events of Default).

“Evidence of Authority” means the documentary evidence of the authority of each Person who:

(a)	has signed this Agreement on behalf of the Borrower; and

(b)

will sign the statements, reports, certificates and other documents required under this Agreement or will otherwise act as a representative of the Borrower in relation to the implementation, administration or performance of this Agreement,

(such documentary evidence to include certified copies of all corporate consents obtained in order to authorize the execution, delivery and performance by the Borrower of this Agreement and the transactions contemplated hereby).

“Existing Target Indebtedness” means indebtedness of the Target existing on the Closing Date.

“Facility” means the loan facility described in Clause 2.1 (Facility).

“Financial Covenants” has the meaning given in Clause 11.17 (Financial Covenants).

“Floating Rate” means, with respect to any Interest Period or Overdue Period:

(a)

the rate per annum (on the basis of a year of three hundred sixty (360) days) quoted on the Reuters page LIBOR01 for the purpose of displaying London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) in U.S. Dollars (“LIBOR”) or if such page ceases to display, such other page on Reuters which displays such rate or on such other service as may be duly selected by JBIC as suitable for determining LIBOR, for a period of six (6) months, at approximately 11:00 a.m., London time, on each Quotation Date; or

(b)

if no rate is quoted on such pages on each such Quotation Date, the average (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent (1/16%)) of the rates per annum for a period of six (6) months at which deposits in U.S. Dollars are offered to at least three Reference Banks, as set out below, in the London interbank market, in each case, at approximately 11:00 a.m., London time, on each such Quotation Date. “Reference Banks” shall mean three (3) banks duly selected by JBIC. In the event that such rate is not available at such time for any reason, then “Floating Rate” for such Interest Period or Overdue Period shall be duly determined by JBIC, and if, in either case, that rate is less than zero, the Floating Rate shall be deemed to be zero.

“Foreign Exchange Act” means the Foreign Exchange and Foreign Trade Act of Japan (Law No. 59 of 2009, as amended).

“General Meeting” means the extraordinary general meeting of the holders of Target Shares (or any adjournment thereof) to be convened in connection with the implementation of a Scheme.

“Governmental Authority” means the government of Japan, the United States of America, or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive,’ legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” or for which liability may be imposed, under any Environmental Law.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the Effective Date.

“Indebtedness” means any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent, and for or in respect of:

(a)	amounts borrowed;

(b)	amounts of any deferred purchase price of property or services, the payment of which has been deferred in excess of thirty (30) days;

(c)	guarantee, letters of credit or banker’s acceptances;

(d)	amounts payable under or evidenced by bonds, debentures, notes or other similar instruments;

(e)	leases or hire purchase contracts, which would in accordance with generally accepted accounting principles be treated as finance or capital leases; or

(f)	amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing.

“Interest”	has the meaning given in Clause 6.1.1 (Interest).

“Interest	Payment Date” has the meaning given in Clause 6.1.3 (Interest Payment Date).

“Interest	Period” has the meaning given in Clause 6.1.4 (Interest Period).

“Interest Rate” has the meaning given in Clause 6.1.2 (Rate of Interest).

“JBIC” means Japan Bank for International Cooperation.

“JBIC Environmental Guidelines” means the “JBIC Guidelines for Confirmation of Environmental and Social Considerations” (January 2015).

“JBIC’s Account” means the bank account described in Clause 8.1.2 (Account of JBIC).

“Jersey Companies Law” means the Companies (Jersey) Law 1991.

“Law” means any convention, treaty, law, ordinance, decree, rule, directive, regulation, judicial or arbitral decision, or voluntary restraint, policy or guideline or any of the provisions of the foregoing (as amended, supplemented or replaced from time to time) binding on or affecting the party referred to in the context in which the term is used.

“LIBOR Business Day” means a day on which dealings in deposits in U.S. Dollars are carried on in the London interbank market.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, intended as a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Litigation” means any of court proceedings, arbitration proceedings or administrative proceedings.

“Loan” has the meaning given in Clause 5.1 (Repayment of Loan).

“Loan Documents” means this Agreement and any amendments, notes or notices entered into in connection herewith.

“Long Stop Date” means 8 August 2019 or such other date as may be agreed in writing between JBIC and the Borrower.

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:

(a)	where the Target Acquisition proceeds by way of a Scheme:

(i)

the Court Meeting is held (and not adjourned or otherwise postponed) to approve the Scheme at which a vote is held to approve the Scheme, but the Scheme is not so approved in accordance with Article 125(2) of the Jersey Companies Law by the requisite majority of the Scheme Shareholders at such Court Meeting;

(ii)

the General Meeting is held (and not adjourned or otherwise postponed) to pass the Scheme Resolutions at which a vote is held on the Scheme Resolutions, but the Scheme Resolutions are not passed by the requisite majority of the shareholders of Target at such General Meeting;

(iii)	an application for the issuance of the Court Order is made to the Court (and not adjourned or otherwise postponed) but the Court (in its final judgment) refuses to grant the Court Order;

(iv)	either the Scheme lapses or it is withdrawn with the consent of the Panel or by order of the Court; or

(v)	the date which is 15 days after the Scheme Effective Date;

unless, in respect of paragraphs (i) to (iv) inclusive above, for the purpose of switching from a Scheme to a Takeover Offer, within five (5) Business Days of such event the Borrower has notified JBIC that the Borrower intends to issue, and then within ten (10) Business Days after delivery of such notice the Borrower does issue, an Offer Press Announcement and provides a copy to JBIC (in which case no Mandatory Cancellation Event shall have occurred);

(b)	where the Target Acquisition proceeds by way of a Takeover Offer:

(i)

such Takeover Offer lapses, terminates or is withdrawn unless, for the purpose of switching from a Takeover Offer to a Scheme, within five (5) Business Days of such event the Borrower has notified JBIC that the Borrower intends to issue, and then within ten (10) Business Days after delivery of such notice the Borrower does issue, a Scheme Press Release and provides a copy to JBIC (in which case no Mandatory Cancellation Event shall have occurred); or

(ii)

the date which is six (6) weeks after the date (or to the extent necessary to address a minority shareholder’s application to the Court in protest thereof and written notice is provided to JBIC on or prior to the end of such initial six (6) week period, twelve weeks after the date) that the Borrower serves notice under Article 117 of the Jersey Companies Law to buy out minority shareholders;

(c)	the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds; or

(d)	the date which is 15 days after the Long Stop Date.

“Mandatory Prepayment Event” means each of the events listed in Clause 7.2 (Mandatory Prepayment).

“Margin” has the meaning given in Clause 6.1.2 (Rate of Interest).

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Borrower or the Consolidated Group taken as a whole, (b) the rights and remedies of JBIC under this Agreement, taken as a whole, (c) the ability of the Borrower to perform its or their payment obligations under this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Necessary Environmental Review” means an ongoing review:

(a)	of the effect of local environmental Laws and standards on the business, operations and properties of the Borrower and its subsidiaries; and

(b)

in the course of which the Borrower identifies and evaluates liabilities and costs related thereto (including, without limitation, with respect to any clean-up or closure of properties, in compliance with applicable operating constraints, disposal of wastes and possible liabilities to employees and other third parties).

“NPL” means the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Offer Documents” means the Takeover Offer Document and the Offer Press Announcement.

“Offer Press Announcement” means a press announcement released by or on behalf of the Borrower in accordance with Rule 2.7 of the City Code announcing that the Target Acquisition is to be effected by a Takeover Offer and setting out the terms and conditions of the Takeover Offer.

“Original Scheme Press Release” means the Scheme Press Release released by the Borrower on May 8, 2018.

“Other JBIC Agreement” means any agreement other than this Agreement involving the borrowing of money or the extension of credit or any guarantee or indemnity between the Borrower or any Subsidiary of the Borrower and JBIC (either acting alone or acting together with one or more other banks or financial institutions or acting through a special purpose company). For the avoidance of doubt, this includes any contract initially entered into with the Borrower on or before 31 March 2012, by any of The Export-Import Bank of Japan, Japan Bank for International Cooperation and/or Japan Bank for International Cooperation which constitutes the international arm of Japan Finance Corporation (each of which being a predecessor organization of JBIC).

“Overdue Amount” has the meaning given in Paragraph (a) of Clause 6.2.1 (Overdue Interest).

“Overdue Interest” has the meaning given in Paragraph (a) of Clause 6.2.1 (Overdue Interest).

“Overdue Interest Rate” has the meaning given in Paragraph (a) of Clause 6.2.2 (Overdue Interest Rate).

“Overdue Period” has the meaning given in Clause 6.2.3 (Overdue Period).

“Panel” means the Panel on Takeovers and Mergers.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Planned Amortization Schedule” has the meaning given in Paragraph (b) of Clause 5.1 (Repayment of Loan).

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Projections” means any projections and any forward-looking statements (including statements with respect to booked business) of the Consolidated Group furnished to JBIC by or on behalf of the Borrower prior to the Closing Date.

“Public Requirement” means approvals, authorizations, consents, licenses, recordations and filings, registrations, and other acts, in any court, central bank, government or other public office or elsewhere.

“Quotation Date” means:

(a)	with respect to any Interest Period, the day which is two (2) LIBOR Business Days prior to the commencement of such Interest Period; and

(b)	with respect to any Overdue Period, the day which is two (2) LIBOR Business Days prior to:

(i)

the day on which the Overdue Amount becomes due and payable (for the period from and including such due date up to and excluding the immediately succeeding Revision Date (in the case where such period includes the date of actual receipt of the payment by JBIC, up to and excluding such date)); or

(ii)

each succeeding Revision Date (for the subsequent period from and including such Revision Date up to and excluding the immediately succeeding Interest Payment Date (in the case where such period includes the date of actual receipt of the payment by JBIC, up to and excluding such date))

“Relevant Currency” has the meaning given in Paragraph (c) of Clause 8.2 (Other Payment Obligations).

“Relevant Information” means:

(a)	any information which has been provided by the Borrower in connection with this Agreement or the Target Acquisition; and

(b)

any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower or the ability of the Borrower to perform its obligations under this Agreement.

“Repayment Date” has the meaning given in Paragraph (b) of Clause 5.1 (Repayment of Loan);

“Responsible Officer” means, with respect to the Borrower, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Head of Corporate Law, Japan Legal and the General Counsel of the Borrower (or other executive officer of the Borrower performing similar functions) or any other officer of the Borrower responsible for overseeing or reviewing compliance with this Agreement

“Restricted Margin Stock” means Margin Stock owned by the Consolidated Group the value of which (determined as required under clause 2(i) of the definition of “Indirectly Secured” set forth in Regulation U) represents not more than 25% of the aggregate value (determined as required under clause (2)(i) of the definition of “Indirectly Secured” set forth in Regulation U), on a consolidated basis, of the property and assets of the Consolidated Group (excluding any Margin Stock) that is subject to the provisions of Clause 11.13 (No Encumbrance) or Clause 11.15 (No Merger or Change of Business).

“Revision Date” has the meaning given in Paragraph (b) of Clause 6.2.2 (Overdue Interest Rate);

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time:

(a)

any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the Ministry of Finance of Japan, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, any relevant and applicable European Union member state or other relevant sanctions authority;

(b)	any Person operating, organized or resident in a Sanctioned Country;

(c)	any Person owned or controlled by any such Person or Persons described in the foregoing Clauses (a) or (b); or

(d)	any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the Japanese government, including those imposed under the Foreign Exchange Act and the Import Trade Control Order of Japan (Cabinet Order No. 414 of 1949, as amended) or (c) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any relevant and applicable European Union member state or other relevant sanctions authority.

“Scheme” means a scheme of arrangement to be effected under Article 125 of the Jersey Companies Law between Target and the Scheme Shareholders pursuant to which the Borrower will become the holder of all of the Scheme Shares in accordance with the Scheme Documents, subject to such changes and amendments to the extent not prohibited by the Loan Documents.

“Scheme Circular” means the document issued by or on behalf of Target to the Scheme Shareholders setting out the terms and conditions of and an explanatory statement in relation to the Scheme, stating the recommendation of the Target Acquisition and the Scheme to the Scheme Shareholders by the board of directors of Target and setting out the notices of the Court Meeting and the General Meeting as such document may be amended from time to time to the extent such amendment is not prohibited by the Loan Documents.

“Scheme Documents” means, collectively (a) the Scheme Press Release, (b) the Scheme Circular, (c) the Scheme Resolutions and (d) any other document issued by or on behalf of Target to its shareholders in respect of the Scheme and any other document designated as a “Scheme Document” by JBIC and the Borrower.

“Scheme Effective Date” means the date on which the Court Order sanctioning the Scheme is duly delivered on behalf of Target to the Registrar in accordance with Article 125(3) of the Jersey Companies Law.

“Scheme Press Release” means a press announcement released by the Borrower in accordance with Rule 2.7 of the City Code announcing that the Target Acquisition is to be effected by a Scheme and setting out the terms and conditions of the Scheme.

“Scheme Resolutions” means the resolutions of the shareholders of Target which are required to implement the Scheme and which are referred to and substantially in the form set out in the Scheme Circular and which are to be proposed at the General Meeting.

“Scheme Shareholders” means the registered holders of Scheme Shares at the relevant time.

“Scheme Shares” means the Target Shares which are subject to the Scheme in accordance with its terms.

“Short Value” has the meaning given in Clause 8.3 (Different Currency Receipt).

“Significant Subsidiary” means any Subsidiary of the Borrower that constitutes a “significant subsidiary” under Regulation S-X promulgated by the Securities and Exchange Commission, as in effect from time to time.

“Single Employer Plan” means a single employer plan, as defined in Section 4001 (a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Currency” has the meaning given in Clause 2.2 (Currency).

“Specimen Signatures” means authenticated, as per Borrower’s existing procedures, specimen of signatures of and certificates of incumbency in respect of any Person(s) who are referred to in the Evidence of Authority.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Takeover Offer” means a “takeover offer” within the meaning of Article 116(1) of the Jersey Companies Law proposed to be made by the Borrower to acquire (directly or indirectly) Target Shares,

substantially on the terms and conditions set out in an Offer Press Announcement (as such offer may be amended in any way which is not prohibited by the terms of the Loan Documents).

“Takeover Offer Document” means the document issued by or on behalf of the Borrower and dispatched to shareholders of the Target in respect of a Takeover Offer containing the terms and conditions of the Takeover Offer reflecting the Offer Press Announcement in all material respects as such document may be amended from time to time to the extent such amendment is not prohibited by the Loan Documents.

“Target” means Shire plc.

“Target Acquisition” means the direct or indirect acquisition, pursuant to the Offer Documents or Scheme Documents, as applicable, of the Target Shares, which acquisition will be effected pursuant to a Takeover Offer or Scheme.

“Target Group” means the Target and its Subsidiaries.

“Target Shares” means all of the issued and to be issued ordinary shares in the capital of the Target (including any issued pursuant to the exercise of any options or awards or other instruments convertible into or exchangeable for shares of the Target).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including back-up withholdings), assessments, fees or other like charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the Target Acquisition, the entry into this Agreement and the transactions contemplated hereby, the borrowings by the Borrower under the Commitments, and in each case, related fees costs and expenses.

“Unrestricted Margin Stock” means any Margin Stock owned by the Consolidated Group which is not Restricted Margin Stock.

“Unutilized Amount” means an amount equal to the difference between (A) the amount of the Facility and (B) the total aggregate amount actually disbursed to the Borrower under this Agreement.

“U.S. Dollars” or “US$” means the lawful currency of the United States of America from time to time.

“Voting Stock” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

Attachment 3        Conditions Precedent

Part 1    Conditions Precedent Documents to the Disbursement

(a)

JBIC (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and the other Loan Documents signed on behalf of such party or (ii) written evidence reasonably satisfactory to JBIC (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)

All fees and other amounts then due and payable by the Borrower to JBIC under the Loan Documents or pursuant to any fee or similar letters relating to the Loan Documents shall be paid, to the extent invoiced by the relevant person at least one Business Day prior to the Effective Date and to the extent such amounts are payable on or prior to the Effective Date.

(c)	JBIC shall have received on or before the Effective Date, each dated on or about such date:

(i)

Certified copies of the resolutions or similar authorizing documentation of the governing bodies of the Borrower authorizing such Person to enter into and perform its obligations under the Loan Documents to which it is a party;

(ii)	Certified copies of the Borrower’s articles of incorporation, certificate of incorporation and bylaws (or comparable organizational documents) and any amendments thereto;

(iii)

A certificate of commercial registry (rireki jikou zenbu shomeisho) of the Borrower issued by a Legal Affairs Bureau and certifying that all information required to be registered under the laws of Japan has been registered in the commercial registry;

(iv)

A customary certificate of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by it hereunder; and

(v)	A favorable opinion letter of Gaikokuho Kyodo-Jigyo Horitsu Jimusho Linklaters, in each case in form and substance reasonably satisfactory to JBIC.

(d)	JBIC shall have received a copy, certified by the Borrower, of the Original Scheme Press Release.

(e)

JBIC shall have received, at least three (3) Business Days prior to the Effective Date, so long as requested no less than ten (10) Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Criminal Proceeds Transfer Prevention Act of Japan (Law No. 22 of 2007, as amended), in each case relating to the Borrower and its Subsidiaries, including the Borrower.

(f)	JBIC shall have received a copy of the Disclosure Letter, it being acknowledged that JBIC shall not have any approval right as regards the form or contents of the Disclosure Letter.

Part 2    Further Conditions Precedent

(a)	The Effective Date shall have occurred.

(b)	If the Target Acquisition is effected by way of a Scheme, JBIC shall have received:

(i)	a certificate of the Borrower signed by a director certifying:

(A)

that the confirmation provided to JBIC pursuant to paragraph (c)(iv) of Part 1 of Attachment 3 remains correct, or otherwise a new confirmation in substantially the same form setting out the names and true signatures of the officers of the Borrower authorized to sign the documents to be delivered by it under this Agreement;

(B)	the date on which the Scheme Circular was posted to the shareholders of the Target;

(C)	the date on which the Court has sanctioned the Scheme and that the Court Order has been duly delivered to the Registrar in accordance with Article 125(3) of the Jersey Companies Law;

(D)	confirmation as to the satisfaction of each condition set forth in Clauses (d) and (e) below;

(E)

the Target Acquisition shall have been, or, within the time period permitted by the City Code, shall be, consummated in all material respects in accordance with the terms and conditions of the Scheme Documents except to the extent not prohibited by the Loan Documents; and

(F)

each copy of the documents specified in paragraph (ii) below is correct and complete and has not been amended or superseded on or prior to the Closing Date, except to the extent such changes thereto have been required pursuant to the City Code or required by the Panel or by a court of competent jurisdiction or to the extent not prohibited by the Loan Documents; and

(ii)

a copy of the Scheme Circular which is consistent in all material respects with the terms and conditions in the Scheme Press Release and the Scheme Resolutions, in each case, except to the extent changes thereto have been required pursuant to the City Code or required by the Panel or by a court of competent jurisdiction or are not prohibited by the Loan Documents.

(c)	If the Target Acquisition is effected by way of a Takeover Offer, the JBIC shall have received:

(i)	a certificate of the Borrower signed by a director certifying:

(A)	the date on which the Takeover Offer Document was posted to the shareholders of the Target;

(B)	confirmation as to the satisfaction of each condition set forth in clauses (d) and (e) below;

(C)

each copy of the documents specified in paragraph (ii) below is correct and complete and has not been amended or superseded on or prior to the Closing Date, except to the extent such changes thereto have been required pursuant to the City Code or required by the Panel or are not prohibited by the Loan Documents; and

(D)

the Takeover Offer has been declared unconditional in all respects without any material amendment, modification or waiver of the conditions to the Takeover Offer or of the Acceptance Condition except to the extent not prohibited by the Loan Documents; and

(ii)

a copy of the Takeover Offer Document which is consistent in all material respects with the terms and conditions in the Offer Press Announcement, except to the extent changes thereto have been required pursuant to the City Code or required by the Panel or a court of competent jurisdiction or are permitted under the Loan Documents.

(d)

On the date of the applicable borrowing request and on the proposed date of such borrowing (x) no Certain Funds Default is continuing or would result from the proposed Disbursement and (y) all the Certain Funds Representations are true or, if a Certain Funds Representation does not include a materiality concept, true in all material respects.

(e)	JBIC shall have received a Request for Disbursement in accordance with the Disbursement Procedure.

(f)

JBIC shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four- fiscal quarter period ended at least 45 days prior to the Closing Date prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) (the “Pro-Forma Financials”), it being acknowledged that JBIC shall not have any approval right as regards the form or contents of the Pro-Forma Financials.

(g)	It is not illegal for JBIC to lend and there is no injunction, restraining order or equivalent prohibiting JBIC from lending the Loan or restricting the application of the proceeds thereof.

Attachment 4         Disbursement Procedure

Unless otherwise agreed in writing by the parties to this Agreement, the Disbursement under this Agreement shall be made in accordance with the following procedures:

1.	Request for Disbursement

1.1

If the Borrower shall seek Disbursement in respect of the Target Acquisition, the Borrower shall, at least three (3) Business Days prior to the intended date of Disbursement, submit to JBIC a duly completed Request for Disbursement as per the attached Form 1 signed by the Borrower and accompanied by a duly completed and signed Statement of Expenditures as per the attached Form 2.

1.2

The Request for Disbursement and the Statement of Expenditures shall be reviewed by JBIC as to its compliance with the provisions of this Agreement. If the Request for Disbursement results in Certain Funds Default or a Certain Funds Representation remains incorrect or, if a Certain Funds Representation does not include a materiality concept, incorrect in any material respect, JBIC may refuse to make the Disbursement.

1.3	The Borrower shall submit to JBIC a revised Statement of Expenditures promptly after such expenditure occurred.

2.	Disbursement

2.1

The Disbursement, not later than the third (3rd) Business Day following receipt by JBIC of the Request for Disbursement, shall be made to the Borrower on the intended date of Disbursement in the Eligible Currency by means of a telegraphic transfer into the Borrower’s account in the name of the Borrower set forth in the Request for Disbursement (the “Account”) in accordance with this Agreement including, without limitation, Clause 4 (Conditions Precedent and Disbursement) of this Agreement and this Attachment 4 (Disbursement Procedure), provided that, if the said intended date of Disbursement is not a Business Day, the Disbursement shall be made on the immediately succeeding Business Day.

2.2

The receipt of remittance by the Borrower denominated in the Eligible Currency into the Account shall be the Disbursement of the Facility under this Agreement and shall, as from the date of such receipt, constitute a valid and binding obligation upon the Borrower in respect of repayment of the corresponding amount of the Loan and the payment of interest and any other amount payable hereunder in relation thereto.

2.3	The Borrower shall issue a notice of the receipt of remittance in form and substance reasonably satisfactory to JBIC promptly after the receipt of remittance.

2.4	No more than one (1) Disbursement shall be made hereunder.

3.	General

On the day on which the Disbursement shall be made, the amount of the Facility shall be reduced by the amount of the Disbursement. Notwithstanding any provision of this Agreement to the contrary, JBIC shall not be required to make the Disbursement hereunder if, as a result thereof, the amount of the Facility would thereby be exceeded.

(Form 1)

Request for Disbursement

(JBIC Loan to Takeda)

Date:

Serial No.:

Japan Bank for International Cooperation

4-1, Ohtemachi 1-chome,

Chiyoda-ku, Tokyo 100-8144, Japan

Attn:	Director General

Industry Finance Group

Corporate Finance Department

Dear Sirs:

In accordance with Section 1 (Request for Disbursement) of Attachment 4 to the loan agreement dated                     , (JBIC Loan to Takeda) (the “Agreement”), we hereby request you to disburse the amount specified below. Terms used herein and not defined herein have the meanings given thereto in the Agreement.

Date of Disbursement:

Disbursement Amount in the Eligible Currency:

Please make the Disbursement of the above-mentioned amount by means of a telegraphic transfer into the following account.

Bank Name/Branch Name:

Address of the Branch:

Account Name/Account Number:

SWIFT:

We enclose the Statement of Expenditures specifying the above-mentioned amount for your Disbursement and the Disbursement Plan.

We hereby certify that, as at the date hereof, (x) no Certain Funds Default is continuing or would result from the Disbursement requested herein and (y) all the Certain Funds Representations are true, or, if a Certain Funds Representation does not include a materiality construct, true in all material respects.

Yours faithfully,
(name of the Borrower)

(name and title of signer)

(Form 2)

Date:

Serial No.:

Statement of Expenditures

(JBIC Loan to Takeda)

1	2	3	4	5	6	7
Name of Payee	Category of Expenditure	Brief Description of Payment	Date of Payment	Amount in Currency of Expenditure	Exchange Rate	Amount in the Eligible Currency

(A) Total	*
(B) Amount to be disbursed	*

Remarks:

(name of the Borrower)
* Please insert the amount denominated in the Eligible Currency.	(authorized signature)

Attachment 5        Planned Amortization Schedule

Installment Number	Date Due	Amount in U.S.Dollars
1	December 11th, 2025	US$ 3,700,000,000.00
Total		US$ 3,700,000,000.00

Attachment 6         Form of Compliance Certificate

Japan Bank for International Cooperation

4-1, Otemachi 1-chome, Chiyoda-ku,

Tokyo 100-8144

Attention:	Director General

Industry Finance Group

Corporate Finance Department

Facsimile: +81-3-5218-3967

[Date]

Ladies and Gentlemen:

Reference is hereby made to the loan agreement dated as of                          2018 (as the same day may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Takeda Pharmaceutical Company Limited (the “Borrower”) and JBIC. Capitalized term used but not defined herein shall have the meanings assigned to such terms in the Loan Agreement.

The undersigned is the [Chief Executive Officer / Chief Financial Officer / Treasurer] of the Borrower (the “Authorized Officer”) and, as such, the undersigned is authorized to execute and deliver this Compliance Certificate to the JBIC on behalf of the Borrower in accordance with clause 11.8(a)(iii) of the Loan Agreement. The Authorized Officer hereby certifies as follows, in his/ her capacity as an officer of the Borrower and not in his/ her individual capacity:

1.

I have review the terms of the Loan Agreement and I have made, or caused to be made under my supervision, a view in reasonable detail of the transactions and conditions of the Consolidated Group during the accounting period covered by the financial statements have been prepared in accordance with IFRS (subject to the absence of footnotes and year end audit adjustments); and

2.

The examinations described in paragraph 1 did not disclose[, except as set forth below], and I have no knowledge of the existence of any condition or event which constitutes a Default or Event of Default during or at the end of accounting period covered by the attached financial statements or as of the date of this Compliance Certificate; and

a.	[Please specify in reasonable detail each condition or event which constitutes a Default or Event of Default and any action taken or proposed to be taken with respect thereto]:and

3.	The Borrower is in compliance with the each of the Financial Covenants as shown in the calculations attached hereto as Annex II.

ANNEX I

FINANCIAL STATEMENTS FOR PERIOD ENDING [                ]

[To be attached unless the Borrower is deemed to have delivered the financial statements pursuant to

Paragraph (b) of Clause 11.8 (Reporting Requirements)]

ANNEX II

CALCULATION OF COMPLIANCE WITH FINANCIAL COVENANTS

[To be attached]